UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): June 20, 2005


                               CALPINE CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

                        Commission file number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977

                           50 West San Fernando Street
                           San Jose, California 95113
                            Telephone: (408) 995-5115
         (Address of principal executive offices and telephone number)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02     Unregistered Sales of Equity Securities

     On June 28, 2005, the Company issued 27,539,826 unregistered shares of its common stock, par value $.001, in exchange for $94,315,000 in aggregate principal amount at maturity of the Company's Contingent Convertible Notes due 2014 pursuant to the exemption afforded by Section 3(a)(9) under the Securities Act of 1933, as amended. No commission or other remuneration was paid or given, directly or indirectly, for soliciting such exchange.


ITEM 8.01     Other Events

     On June 23, 2005, Calpine Corporation (the "Company") completed an offering of $650 million aggregate principal amount of 7 3/4% Contingent Convertible Notes Due June 1, 2015 (the "notes"), in an underwritten offering registered under the Securities Act of 1933, as amended (the "Securities Act"). A press release regarding the offering, dated June 23, 2005, is filed herewith as
Exhibit 99.1. The Company expects to use a portion of the proceeds of the offering of the notes to redeem all of the outstanding 5% HIGH TIDES III preferred securities issued by its Calpine Capital Trust III subsidiary that are not currently held by the Company. A press release regarding the redemption of the HIGH TIDES III, dated June 24, 2005, is filed herewith as Exhibit 99.2.

     In connection with the offering of the notes, the Company filed with the Securities and Exchange Commission a prospectus supplement, dated June 20, 2005, describing the terms of the offering. The prospectus supplement contains information that updates or modifies certain information included in the Company's reports filed pursuant to the Securities Exchange Act of 1934, as amended, including its Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and its various Current Reports on Form 8-K filed during 2005. Set forth below are excerpts from the following portions of the prospectus supplement:

     "Summary - Our Business" "- Our Strategy" "- Recent Developments" and "- Repurchases of Outstanding Debt": These sections provide additional details regarding the Company's recent activities;

     "Summary - Unaudited Pro Forma Consolidated Condensed Financial Statements": This section presents pro forma financial information giving effect to the pending disposition by the Company of Saltend Cogeneration Company Limited and Calpine UK Operations Limited to be accounted for as a discontinued operation in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"; and

     "Risk Factors": This section reflects updates and modifications to the risk factors contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

This Current Report on Form 8-K is filed solely to make available to the Company's investors the information referred to above and to allow such information to be incorporated by reference into the Company's currently effective Registration Statements on Form S-3 (including Registration Statements Nos. 333-76880 and 333-116510). In providing this information, the Company undertakes no duty to update this or any other information except as otherwise required by applicable law. The Company also directs readers to its annual, quarterly and other reports that have been filed with or furnished to the SEC subsequent to the date of the prospectus supplement, or that may be filed with or furnished to the SEC after the date of this Current Report on Form 8-K, which may contain information that updates or otherwise modifies the information contained herein.

     Unless we have indicated otherwise, references in this Current Report on Form 8-K to "Calpine," "the Company," "we," "us" and "our" or similar terms are to Calpine Corporation and its consolidated subsidiaries, excluding Calpine Capital Trust V, Calpine Capital Trust IV, Calpine Capital Trust III, Calpine Capital Trust II and Calpine Capital Trust.

________________________________________________________________________________


SUMMARY - OUR BUSINESS

     We are an integrated power company with a comprehensive and growing power services business. Based in San Jose, California, we were established as a corporation in 1984 and operate through a variety of divisions, subsidiaries and affiliates. We own and operate power generation facilities and sell electricity, predominantly in the United States but also in Canada. We also own one power generation facility in the United Kingdom but recently entered into an agreement to sell the facility. See "-- Recent Developments -- Sale of Saltend Energy Centre." We focus on two efficient and clean types of power generation technologies: natural gas-fired combustion turbine and geothermal. We lease and operate a significant fleet of geothermal power plants at The Geysers in California, and have a net operating portfolio of 95 clean burning natural gas and geothermal power plants capable of producing 27,799 megawatts ("MW") and an additional 10 plants in construction. We recently announced that we are contemplating the sale of up to eight plants, and in connection therewith, have entered into non-binding asset sale agreements with respect to four of our plants. See "-- Recent Developments -- Potential Sales of Certain Gas-Fired Power Plants." We offer to third parties energy procurement, liquidation and risk management services through Calpine Energy Services, L.P. ("CES"), and offer combustion turbine component parts and repair and maintenance services world-wide through Calpine Turbine Services, which includes Power Systems Mfg., LLC ("PSM"), located in Jupiter, Florida, and Netherlands-based Thomassen Turbine Systems B.V. We also offer engineering, procurement, construction management, commissioning and operations and maintenance ("O&M") services through Calpine Power Services, Inc.

     Our integrated operating capabilities have given us a proven track record in the development and construction of new power facilities. Our Calpine Construct organization consists of an experienced team of construction management professionals who ensure that our projects are built using our standard design specifications reflecting our exacting operational standards. We have established relationships with leading equipment manufacturers for gas turbine generators, steam turbine generators, heat recovery steam generators and other key equipment. While future projects will be developed only when we have attractive power contracts in place, we will continue to leverage these capabilities and relationships to ensure that our power plants are completed on time and are the best built and lowest cost energy facilities possible.

     We have a sophisticated O&M organization based in Folsom, California, which staffs and oversees the commissioning and operations of our power plants. With the objective of enhancing the performance of our modern portfolio of gas-fired power plants and lowering our replacement parts and maintenance costs, we capitalize on PSM's capabilities to design and manufacture high performance combustion system and turbine blade parts. PSM manufactures new vanes, blades, combustors and other replacement parts for our plants and for those owned and operated by third parties as well. It offers a wide range of Low Emissions Combustion systems and advanced airfoils designed to be compatible for retrofitting or replacing existing combustion systems or components operating in General Electric and Siemens Westinghouse turbines.

     We also have in place an experienced gas production and management team which gives us a broad range of fuel sourcing options and, as of December 31, 2004, we owned approximately 389 billion cubic feet equivalent of net proved natural gas reserves and 499 net wells located primarily in the Sacramento Basin of California and Gulf Coast regions of the United States. For the four months ended April 30, 2005, our natural gas assets produced, net to Calpine's interest, an average of approximately 90 million cubic feet equivalent of natural gas per day. We recently commenced a process with potential buyers to sell our oil and natural gas assets. See "--Recent Developments -- Potential Sale of Certain Oil and Natural Gas Assets."

     CES provides us with the trading and risk management services needed to schedule power sales and to ensure fuel is delivered to our power plants on time to meet delivery requirements and to manage and optimize the value of our physical power generation and gas production assets. CES currently manages over 3% of the U.S. gas and power demand. Our marketing and sales organization complements CES's activities and is organized not only to serve our traditional load serving client base of local utilities, municipalities and cooperatives but also to meet the needs of our growing list of wholesale and large retail customers. As a general goal, we seek to have 65% of our available capacity sold under long-term contracts or hedged by our risk management group. As of May 2005, we had 58% of our available capacity sold or hedged for 2005. In addition, we recently announced that we are in discussions with a leading financial institution to form a partnership that we anticipate would lower our collateral requirements and establish a significant third party customer business. See "-- Recent Developments -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow."

     Additionally, we continue to strengthen our system operations management and information technology capabilities to enhance the economic performance of our portfolio of assets in our major markets and to provide load-following and ancillary services to our customers. These operational optimization systems, combined with our sales, marketing and risk management capabilities, enable us to add value to traditional commodity products.


SUMMARY - OUR STRATEGY

     Our vision is to become North America's most efficient, cost competitive and environmentally friendly power company with a comprehensive and profitable service business. We believe that with our efficient fleet of power generation facilities and economies of scale, we are positioned to operate profitably and with reasonable volatility as the supply and demand picture improves and we increase the proportion of contractual sales. In achieving our corporate strategic objectives, the number one priority for our company is maintaining the highest level of integrity in all of our endeavors.

     Our timeline to achieve our strategic objectives is partially a function of improvement in market fundamentals. When necessary, we will slow or delay our growth activities in order to ensure that our financial health is secure and our investment opportunities meet our long-term rate of return requirements.

Near-Term Objectives

     Our ability to adapt as needed to market dynamics has led us to develop a set of near-term strategic objectives that will guide our activities as market fundamentals improve. These include:

     o Continue to focus on our liquidity position as our second highest priority after integrity;

     o Continue to improve our balance sheet through the extinguishment or repurchase of debt;

     o Complete our current construction program and start construction of new projects in strategic locations only when power contracts and financing are available and attractive returns are expected;

     o Put excess gas turbines to work in new projects, subject to the conditions stipulated above, or sell them;

     o    Continue to lower  operating  and  overhead  costs per  megawatt  hour
          ("MWh")   produced   and  improve   operating   performance   with  an
          increasingly efficient power plant fleet;

     o Utilize our marketing and sales capabilities to selectively increase our power contract portfolio; and

     o Grow our services businesses to complement our integrated power operations.

Longer-Term Objectives

     We plan, through our strategy to (1) achieve the lowest-cost position in the industry by applying our fully integrated areas of expertise to the cost-effective development, construction, financing, fueling and operation of the most modern and efficient power generation facilities and by achieving economies of scale in general, administrative and other support costs, and (2) enhance the value of the power we generate in the marketplace by (a) operating our plants as a system, (b) selling directly to load-serving entities and, to the extent allowable, to industrial customers, in each of the markets in which we participate, (c) offering load-following and other ancillary services to our customers, and (d) providing effective marketing, risk management and asset optimization activities through our CES and marketing and sales organizations.

     Our "system approach" refers to our ability to cluster our standardized, highly efficient power generation assets within a given energy market and to sell the energy from that system of power plants, rather than using "unit specific" marketing contracts. The clustering of standardized power generation assets allows for significant economies of scale to be achieved. Specifically, construction costs, supply chain activities such as inventory and warehousing costs, labor, and fuel procurement costs can all be reduced with this approach. The choice to focus on highly efficient and clean technologies reduces our fuel consumption, a major expense when operating power plants. Furthermore, our lower-than-market heat rate (high efficiency advantage) provides us a competitive advantage in times of rising fuel prices, and our systems approach to fuel purchases reduces imbalance charges when a plant is forced out of service. Finally, utilizing our system approach in a sales contract allows us to provide power to a customer from whichever plant in the system is most economical at a given period of time. In addition, the operation of plants can be coordinated when increasing or decreasing power output throughout the day to enhance overall system efficiency, thereby enhancing the heat rate advantage already enjoyed by the plants. In total, this approach lays a foundation for a sustainable competitive cost advantage in operating our plants.

     The integration of hedging, optimization and marketing activities achieves additional cost reductions while simultaneously enhancing revenues. Our fleet of natural gas burning power plants requires a large amount of gas to operate. Our CES risk management organization provides procurement and price risk management activities associated with our gas supply using a portfolio of physical gas supply contracts and both financial exchange traded and over the counter products.

     Recent trends confirm that both buyers and sellers of power and gas benefit from signing long-term power contracts. By signing long-term power contracts with fixed or heat-rate based pricing (a component of which is the gas index), we are able to reduce our exposure to the severe volatility often seen with power and gas prices. The trend towards signing long-term contracts is creating opportunities for companies, such as ours, that own power plants to negotiate directly with buyers (end users and load-serving entities) that need power.

     Our marketing and sales organization is dedicated to serving wholesale and industrial customers with reliable, cost-effective electricity and a full range of services. The organization offers customers: (1) wholesale bulk energy; (2) firm supply energy; (3) fully dispatchable energy; (4) full service requirements energy; (5) renewable energy; (6) energy scheduling services; (7) engineering, construction, O&M services; and (8) turbine parts and long-term maintenance agreements. Our physical, financial and intellectual assets and our generating facilities, pooled into unique energy centers in key markets, enable us to create customizable energy solutions for our customers, delivering power when, where and in the capacity our customers need. Our power marketing experience gives us the know-how to structure innovative deals that meet our customers' particular requirements. For example, we work with our customers to tailor energy contracts to help them offset pricing risk and other variables. We have developed our "Virtual Power Plant" product which provides customers with an energy resource that is reliable and flexible. It gives customers all of the advantages of owning and operating their own plants without many of the risks, by gaining access to a portfolio of highly efficient generation assets and by implementing our IT solutions to allow power to be dispatched as needed. As of June 2, 2005, our marketing and sales team is pursuing 20,688 MW of active opportunities with 142 customers across the United States and Canada. This customer base includes municipalities, cooperatives, investor owned utilities, industrial customers and commercial customers.

     The ultimate objective of our financing strategy is to achieve and maintain an investment grade credit and bond rating from the major rating agencies. In order to achieve this objective we have reduced capital expenditures and are continuing to seek ways to reduce our debt and improve our liquidity. We intend to employ various approaches for extending or refinancing existing credit facilities and for financing new plants, with a goal of retaining maximum system operating flexibility. The availability of capital at attractive terms consistent with achieving our liquidity goals will be a key requirement to enable us to develop and construct new plants. We have adjusted to recent market conditions by taking near-term actions focused on liquidity. We have been successful throughout the last few years at selling certain less strategically important assets, monetizing several contracts, buying back our debt, issuing convertible and non-convertible senior notes, and raising non-recourse project financing.

     For more information about our near-term and longer-term objectives, and the challenges facing us in achieving those objectives, see "Risk Factors" below, and see our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference herein.


SUMMARY - RECENT DEVELOPMENTS

     Credit Rating Actions. On May 9, 2005, Standard & Poor's lowered its corporate credit rating on Calpine Corporation to single B- from single B and maintained its negative outlook. In addition, the ratings on Calpine's debt and the ratings on the debt of its subsidiaries were also lowered by one notch, with a few exceptions.

     On May 12, 2005, Moody's Investor Service lowered its senior implied issuer rating on Calpine Corporation to B3 from B2 and maintained its negative outlook. In addition, Moody's ratings on our debt and the debt of our subsidiaries were also lowered by either one or two notches, with a few exceptions.

     On May 25, 2005, following the announcement of our strategic initiative described below under " -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow," Fitch Ratings placed our credit ratings on "rating watch evolving," which means that Fitch may lower, maintain or raise its credit ratings of our debt securities in the near-term.

     Such downgrades, and any further downgrades, could increase the cost of future borrowings and other costs of doing business. See "Risk Factors -- Capital Resources; Liquidity -- Our credit ratings have been downgraded and could be downgraded further."

     Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow. On May 25, 2005, we announced a strategic initiative aimed at enhancing our financial strength by:

     o Optimizing our power plant portfolio by selling certain power and natural gas assets to reduce debt, lower annual interest cost and increase cash flow. In addition to previously announced potential asset sales (including the sale of Saltend Energy Centre and the potential sale of certain oil and natural gas assets described below), we announced that we are targeting the sale of up to eight plants (including the four plants described below), however there can be no assurance that we will be successful in selling all or any of such additional plants.

     o Decreasing operating and maintenance costs and lowering fuel costs to improve the operating performance of our power plants, which would boost operating cash flow and liquidity. In addition, we are considering temporarily shutting down power plants with negative cash flow until market conditions warrant start-up to further reduce costs and more effectively focus our financial and sales resources.

     o Enhancing our credit. We announced that we are in discussions with a leading financial institution to form a partnership that we anticipate would lower our collateral requirements and establish a significant third party customer business.

     o Reducing total debt by more than $3 billion, or 16%, by the end of 2005, which we estimate would result in $275 million of annual interest savings, through such asset sales, credit enhancement, and fuel and operating cost reductions.

     There can be no assurance, however, that we will be successful in achieving all or any of such asset sales, credit enhancements and cost reductions to the extent anticipated, or at all. If we do not, then we may not be able to reduce our debt to the extent planned.

     Potential Sale of Certain Oil and Natural Gas Assets. On May 17, 2005, we announced that we are evaluating strategic alternatives for our natural gas assets, including the potential sale of all or a portion of such assets. On June 9, 2005, in connection with the tender offer for our 9 5/8% First Priority Senior Secured Notes due 2014, we announced that we commenced a process with potential buyers to sell our oil and natural gas assets but have not entered into definitive documentation related to any such sale. There can be no assurance that we will be able to consummate any such sale on terms acceptable to us or at all, or that we will not make a determination to abandon the sale process. Our oil and natural gas assets include land interests consisting of 386,674 net developed and undeveloped acres located primarily in the Sacramento Basin of California, south Texas and the Gulf of Mexico, with additional significant activity in Colorado, New Mexico and Utah. As of December 31, 2004, we owned approximately 389 billion cubic feet equivalent of net proved natural gas reserves and 499 net wells. For the four months ended April 30, 2005, we produced, net to Calpine's interest, an average of approximately 90 million cubic feet equivalent of natural gas per day. These assets had a book value of approximately $604.8 million at December 31, 2004, and contributed $57.6 million in third party revenues in 2004. For more information concerning our oil and natural gas assets, see our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein, including Item 2. "Properties" and Note 26 of the Notes to Consolidated Financial Statements included therein. Net proceeds from any sale of the oil and natural gas assets will be used in accordance with our existing bond indentures. See " -- Tender Offer for First Priority Notes" below.

     Sale of Saltend Energy Centre. On May 28, 2005, we entered into a Share Sale and Purchase Agreement for the sale of our 1,200 megawatt Saltend Energy Centre cogeneration plant located in Hull, England, to Normantrail (UK CO 3) Limited, a partnership between International Power plc and Mitsui & Co., Ltd, for a total purchase price of (Pound)490 million, or approximately US$906 million, plus adjustments for working capital expected to be approximately US$19 million. The expected closing date for the sale is July 26, 2005, subject to the receipt of regulatory approvals and the satisfaction of other conditions of closing. We plan to use the net proceeds from the sale to redeem the existing $360.0 million of Two-Year Redeemable Preferred Shares and $260.0 million of Redeemable Preferred Shares Due July 30, 2005. The remaining net proceeds will be used as permitted by our existing bond indentures.

     Tender Offer for First Priority Notes. On June 9, 2005, we commenced a tender offer for any and all of our $785 million aggregate principal amount of 9 5/8% First Priority Senior Secured Notes due 2014, or the First Priority Notes, as are validly tendered and not withdrawn, at a price of $1,000 per $1,000 principal amount of First Priority Notes, plus accrued and unpaid interest up to, and including, the purchase date for the tender offer. The expiration date will be July 8, 2005, unless extended or earlier terminated. As described above under " -- Potential Sale of Certain Oil and Gas Assets," we recently commenced a process with potential buyers to sell our oil and natural gas assets. If that sale is consummated, it will qualify as an "Asset Sale" under the indenture governing the First Priority Notes and would require us to make an offer to purchase the First Priority Notes with the net proceeds of the sale not applied in accordance with the other permitted uses under the First Priority Notes indenture. The tender offer for our First Priority Notes is being made in order to comply with our obligations under the First Priority Notes indenture and to reduce our indebtedness by applying the proceeds of the potential sale of our United States oil and natural gas assets to the purchase of the First Priority Notes. We currently anticipate using any net proceeds arising from such potential oil and natural gas asset sale remaining after consummation of the tender offer to acquire new natural gas and/or geothermal energy assets permitted to be acquired under the First Priority Notes indenture; however, we are not required to acquire such new assets under the First Priority Notes indenture, and there can be no assurance that we will be successful in identifying or acquiring any new assets on acceptable terms, or at all. If we do not, within 180 days of receipt of the net proceeds from the potential oil and natural gas asset sale, acquire such new assets, or do not, at our option, use all of the net proceeds arising from the potential oil and natural gas asset sale remaining after consummation of the tender offer in the purchase, redemption or prepayment of First Priority Notes remaining outstanding after consummation of the tender offer, then we will, to the extent that the remaining net proceeds exceed $50 million, be required under the terms of our second lien secured financing documents to use all remaining net proceeds to make an offer to purchase our outstanding second priority senior secured indebtedness.

     Although we expect to consummate the sale of the United States oil and natural gas assets on or prior to the purchase date under the First Priority Notes tender offer, we have not yet entered into definitive documentation related to the sale of the oil and natural gas assets and there can be no assurance that we (i) will be able to do so by the purchase date, or at all, or be able to do so on terms acceptable to us or (ii) will not make a determination to abandon the sale of the United States oil and natural gas assets. In any such event, we may, among other things, extend or otherwise amend or terminate the First Priority Notes tender offer.

     SEC Informal Inquiry and Request for Documents and Information. On June 9, 2005, we filed a Current Report on Form 8-K with the SEC to disclose that, in April 2005, the Division of Enforcement of the SEC informed us that it was conducting an informal inquiry and asked us to voluntarily provide documents and information related to: (a) our downward revision of our proved oil and gas reserve estimates at year-end 2004 as compared to such estimates at year-end 2003, and a corresponding impairment of the value of certain assets, all previously disclosed by us, (b) certain statements made to various regulatory agencies by a terminated former employee regarding our determination of state sales and use taxes, and (c) our upward restatement in April 2005 of our previously disclosed net income for the third quarter, and the first three quarters, of 2004. We are fully cooperating with the SEC's request for documents and information.

     Potential Sales of Certain Gas-Fired Power Plants. On June 14, 2005, we announced that we have entered into four separate, non-binding asset sale agreements for the sale of four of our gas-fired power plants for a total price of approximately $357 million. These potential power plant sales are part of our strategic initiative, described above, to accelerate debt reduction and increase cash flow. Three of the four agreements are with Tenaska Power Fund, L.P. The fourth agreement is with Diamond Generating Corporation. Completion of these four asset sales is dependent upon the execution of definitive purchase and sale agreements for each plant and other terms and conditions, including regulatory approvals. Net proceeds from any power plantsale would be used to reduce debt and as permitted by our indentures. Preliminarily, we estimate that we will record a loss of approximately $250 million as a result of these asset sales.

     $155 Million Redeemable Preferred Share Offering and $100 Million Loan Refinancing. On June 20, 2005, our indirect subsidiary Metcalf Energy Center, LLC, consummated the sale of $155 million of 5.5-Year Redeemable Preferred Shares priced at LIBOR plus 900 basis points. The proceeds will ultimately be used as permitted by our existing bond indentures. Concurrent with the closing of the sale of the Redeemable Preferred Shares, Metcalf entered into a five-year, $100 Million Senior Term Loan at LIBOR plus 300 basis points. Proceeds from the Senior Term Loan were used to refinance all outstanding indebtedness under the existing $100 million non-recourse construction credit facility, and will be used to pay fees and expenses related to the transaction, and as otherwise permitted by our existing bond indentures. The Redeemable Preferred Shares were offered in the United States in a private placement transaction pursuant to Regulation D under the Securities Act. The Redeemable Preferred Shares have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Amendment of Certificate of Incorporation. On June 20, 2005, we filed with the Secretary of State of the State of Delaware an amendment to our Certificate of Incorporation declassifying our board of directors.


SUMMARY - REPURCHASES OF OUTSTANDING DEBT

     During the second quarter of 2005 (through June 15, 2005), we repurchased in open market transactions $116.3 million of the principal amount of our outstanding debt as listed below:

10 1/2% Senior Notes Due 2006..............................   $      3,485,000
7 5/8% Senior Notes Due 2006...............................          1,335,000
8 3/4% Senior Notes Due 2007...............................          3,000,000
7 3/4% Senior Notes Due 2009...............................         35,000,000
8 5/8% Senior Notes Due 2010...............................         37,468,000
8 1/2% Senior Notes Due 2011...............................         36,000,000
                                                              ----------------
  Total....................................................   $    116,288,000

     The securities, which were trading at a discount to par value, were repurchased for approximately $69.6 million in cash.

     We have agreed, subject to the completion of the offering of our 7 3/4% Contingent Convertible Notes due 2015, to repurchase a total of $338.0 million in principal amount of our 8 1/2% Senior Notes due 2011, the holders of which are expected to purchase a portion of the 7 3/4% Contingent Convertible Notes due 2015. We will use approximately $232.3 million of the net proceeds of the offering of the 7 3/4% Contingent Convertible Notes due 2015 to repurchase approximately $313.9 million of that total.

     In addition, we have separately agreed, in a transaction not subject to the completion of the offering of the 7 3/4% Contingent Convertible Notes due 2015, to issue to certain of the anticipated purchasers of the 7 3/4% Contingent Convertible Notes due 2015 up to approximately 29,000,000 shares of our common stock pursuant to Section 3(a)(9) of the Securities Act in exchange for approximately $94,315,000 in aggregate principal amount at maturity of our outstanding Contingent Convertible Notes due 2014 held by such purchasers. We expect to complete this transaction shortly after the anticipated closing date of the sale of the 7 3/4% Contingent Convertible Notes due 2015.

________________________________________________________________________________


SUMMARY - UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Condensed Financial Statements give effect to the pending disposition of Saltend Cogeneration
Company Limited ("SCCL") and Calpine UK Operations Limited ("UK OpCo") to be accounted for as a discontinued operation in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). The Unaudited Pro Forma Consolidated Condensed Balance Sheet reflects the pending disposition of SCCL and UK OpCo at March 31, 2005. Such pro forma information is based upon the historical balance sheet data of Calpine Corporation, SCCL and UK OpCo as of that date. The Unaudited Pro Forma Consolidated Condensed Statements of Operations give effect to the disposition of SCCL and UK OpCo as if the disposition occurred on January 1, 2002. The Unaudited Pro Forma Consolidated Condensed Financial Statements should be read in conjunction with Calpine's Financial Statements and related Notes included in Calpine Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

                      Calpine Corporation and Subsidiaries
           Unaudited Pro Forma Consolidated Condensed Balance Sheet(1)
                                 March 31, 2005
           (In thousands, except for per share amounts and unaudited)
                                                                                            Actual      Adjustments    Pro Forma
                                                                                        -------------   -----------   ------------
Assets:
Current assets
  Cash and cash equivalents...........................................................  $     812,612   $   (38,542)  $     774,070
  Accounts receivable, net............................................................      1,034,141       (51,295)        982,846
  Margin deposits and other prepaid expense...........................................        461,097       (19,762)        441,335
  Inventories.........................................................................        148,770        (5,374)        143,396
  Restricted cash.....................................................................        513,753            --         513,753
  Current derivative assets...........................................................        472,643            --         472,643
  Current assets held for sale........................................................             --       114,973         114,973
  Other current assets................................................................        169,068            --         169,068
                                                                                        -------------   -----------   -------------
Total current assets..................................................................  $   3,612,084   $        --   $   3,612,084
                                                                                        -------------   -----------   -------------
  Restricted cash, net of current portion.............................................        194,476            --         194,476
  Notes receivable, net of current portion............................................        200,443            --         200,443
  Project development costs...........................................................        152,407            --         152,407
  Unconsolidated investments..........................................................        387,639            --         387,639
  Deferred financing costs............................................................        423,122            --         423,122
  Prepaid lease, net of current portion...............................................        431,600       (12,930)        418,670
  Property, plant and equipment, net..................................................     20,712,038    (1,056,269)     19,655,769
  Goodwill............................................................................         45,160            --          45,160
  Other intangible assets, net........................................................         72,009        (4,544)         67,465
  Long-term derivative assets.........................................................        658,440            --         658,440
  Long-term assets held for sale......................................................             --     1,077,263       1,077,263
  Other assets........................................................................        690,049        (3,520)        686,529
                                                                                        -------------   -----------   -------------
Total assets..........................................................................  $  27,579,467   $        --   $  27,579,467
                                                                                        =============   ===========   =============
Liabilities and stockholders' equity:
Current liabilities
  Accounts payable....................................................................        945,578       (42,127)        903,451
  Accrued payroll and related expense.................................................         65,555          (291)         65,264
  Accrued interest payable............................................................        396,175            --         396,175
  Income taxes payable................................................................         79,163            --          79,163
  Notes payable and borrowings under lines of credit, current  portion................        209,652            --         209,652
  Preferred interests, current portion(2).............................................        268,794            --         268,794
  Capital lease obligation, current portion...........................................          5,780            --           5,780
  CCFC I financing, current portion...................................................          3,208            --           3,208
  Construction/project financing, current portion.....................................        100,773            --         100,773
  Senior notes and term loans, current portion........................................        922,489            --         922,489
  Current derivative liabilities......................................................        626,125       (43,291)        582,834
  Current liabilities held for sale...................................................             --        93,169          93,169
  Other current liabilities...........................................................        287,940        (7,460)        280,480
                                                                                        -------------   -----------   -------------
Total current liabilities.............................................................  $   3,911,232   $        --   $   3,911,232
                                                                                        -------------   -----------   -------------
  Notes payable and borrowings under lines of credit, net of current portion..........        682,429            --         682,429
  Convertible debentures payable to Calpine Capital Trust  III........................        517,500            --         517,500
  Preferred interests, net of current portion(3)......................................        493,396            --         493,396
  Capital lease obligation, net of current portion....................................        281,756            --         281,756
  CCFC I financing, net of current portion............................................        782,020            --         782,020
  CalGen/CCFC II financing............................................................      2,395,795            --       2,395,795
  Construction/project financing, net of current portion..............................      2,003,443            --       2,003,443
  Convertible Senior Notes Due 2006...................................................          1,311            --           1,311
  Convertible Notes Due 2014..........................................................        623,429            --         623,429
  Convertible Senior Notes Due 2023...................................................        633,775            --         633,775
  Senior notes and term loans, net of current portion.................................      8,218,408            --       8,218,408
  Deferred income taxes, net of current portion.......................................        925,365       (51,725)        873,640
  Deferred revenue....................................................................        116,041            --         116,041
  Long-term derivative liabilities....................................................        903,824       (13,006)        890,818
  Long-term liabilities held for sale.................................................             --        82,611          82,611
  Other liabilities...................................................................        351,389       (17,880)        333,509
                                                                                        -------------   -----------   -------------
Total liabilities.....................................................................  $  22,841,113   $        --   $  22,841,113
                                                                                        -------------   -----------   -------------
  Minority Interests..................................................................        388,499            --         388,499
                                                                                        -------------   -----------   -------------
Stockholders' equity
  Preferred stock, $.001 par value per share; authorized 10,000,000 shares;
   none issued and outstanding in 2005................................................             --            --              --
  Common stock, $.001 par value per share; authorized 2,000,000,000 shares;
   issued and outstanding 538,017,458 shares in 2005..................................            538            --             538
  Additional paid-in capital..........................................................      3,159,385            --       3,159,385
  Additional paid-in capital, loaned shares...........................................        258,100            --         258,100
  Additional paid-in capital, returnable shares.......................................       (258,100)           --        (258,100)
  Retained earnings...................................................................      1,157,317            --       1,157,317
  Accumulated other comprehensive income..............................................         32,615            --          32,615
                                                                                        -------------   -----------   -------------
Total stockholders' equity............................................................  $   4,349,855   $        --   $   4,349,855
                                                                                        -------------   -----------   -------------
Total liabilities and stockholders' equity............................................  $  27,579,467   $        --   $  27,579,467
                                                                                        =============   ===========   =============
------------

(1) The Pro Forma Consolidated Condensed Balance Sheet reflects the pending disposition of SCCL and UK OpCo at March 31, 2005. The balances of SCCL and UK OpCo as of March 31, 2005 have been reclassified as "held for sale" on the Pro Forma Consolidated Condensed Balance Sheet. Gross proceeds from the sale are expected to be (Pound)490 million plus an adjustment for working capital which was estimated to be US$19 million as of May 28, 2005, the date the Share Sale and Purchase Agreement was entered into. Actual sales proceeds in U.S. dollars may fluctuate due to exchange rate variances and changes in working capital prior to the close of the sale, which is expected to occur on July 26, 2005.

(2) Includes $260 million of Redeemable Preferred Shares due July 30, 2005. The offerings of the $260 million Redeemable Preferred Shares due July 30, 2005 and the two-year, $360 million Redeemable Preferred Shares will be redeemed using the proceeds of the sale of SCCL and UK OpCo, which is currently anticipated to close on July 26, 2005. Remaining proceeds from the sale will be used as permitted by our existing bond indentures.

(3) Includes $360 million of two-year Redeemable Preferred Shares. The offerings of the two-year, $360 million Redeemable Preferred Shares and the $260 million Redeemable Preferred Shares due July 30, 2005 will be redeemed using the proceeds of the sale of SCCL and UK OpCo as described in Note 2.

                      Calpine Corporation and Subsidiaries
      Unaudited Pro Forma Consolidated Condensed Statement of Operations(1)
                    For the Three Months Ended March 31, 2005
                  (In thousands, except for per share amounts)
                                                                                   Actual          Adjustments(4)        Pro Forma
                                                                                -----------        --------------       -----------
Revenue:
Electric generation and marketing revenue
  Electricity and steam revenue ........................................        $ 1,403,549         $  (125,270)        $ 1,278,279
  Transmission sales revenue ...........................................              3,744                  --               3,744
  Sales of purchased power for hedging and optimization ................            356,130              (8,720)            347,410
                                                                                -----------         -----------         -----------
   Total electric generation and marketing revenue .....................          1,763,423            (133,990)          1,629,433
Oil and gas production and marketing revenue
  Oil and gas sales ....................................................             10,820                  --              10,820
  Sales of purchased gas for hedging and optimization ..................            420,296                  --             420,296
                                                                                -----------         -----------         -----------
   Total oil and gas production and marketing revenue ..................            431,116                  --             431,116
Mark-to-market activities, net .........................................             (3,531)                 --              (3,531)
Other revenue ..........................................................             21,670                (484)             21,186
                                                                                -----------         -----------         -----------
Total revenue ..........................................................          2,212,678            (134,474)          2,078,204
                                                                                -----------         -----------         -----------
Cost of revenue:
Electric generation and marketing expense
  Plant operating expense ..............................................            195,626             (13,377)            182,249
  Transmission purchase expense ........................................             23,510              (2,636)             20,874
  Royalty expense ......................................................             10,329                  --              10,329
  Purchased power expenses for hedging and optimization ................            288,787              (7,592)            281,195
                                                                                -----------         -----------         -----------
   Total electric generation and marketing expense .....................            518,252             (23,605)            494,647
Oil and gas operating and marketing expense
  Oil and gas operating expense ........................................             13,000                  --              13,000
  Purchased gas expense for hedging and optimization ...................            413,259                  --             413,259
                                                                                -----------         -----------         -----------
   Total oil and gas operating and marketing expense ...................            426,259                  --             426,259
Fuel expense ...........................................................            921,349             (66,817)            854,532
Depreciation, depletion and amortization expense .......................            143,228              (7,398)            135,830
Operating lease expense ................................................             24,777                  --              24,777
Other cost of revenue ..................................................             38,171                  --              38,171
                                                                                -----------         -----------         -----------
Total cost of revenue ..................................................          2,072,036             (97,820)          1,974,216
                                                                                -----------         -----------         -----------
Gross Profit ...........................................................            140,642             (36,654)            103,988
(Income) loss from unconsolidated investments ..........................             (6,064)                 --              (6,064)
Equipment cancellation and impairment cost .............................                (73)                 --                 (73)
Project development expense ............................................              8,720                  --               8,720
Research and development expense .......................................              7,034                  --               7,034
Sales, general and administrative expense ..............................             57,137                (723)             56,414
                                                                                -----------         -----------         -----------
Income (loss) from operations ..........................................             73,888             (35,931)             37,957
Interest expense .......................................................            348,937             (14,479)            334,458
Interest (income) ......................................................            (14,331)                340             (13,991)
Minority interest expense ..............................................             10,614                  --              10,614
(Income) from repurchase of various issuances of debt ..................            (21,772)                 --             (21,772)
Other expense (income), net ............................................              3,980              (9,122)             (5,142)
                                                                                -----------         -----------         -----------
Income (Loss) before provision or benefit for income taxes .............           (253,540)            (12,670)           (266,210)
Provision (Benefit) for income taxes(2) ................................            (84,809)             (3,801)            (88,610)
                                                                                -----------         -----------         -----------
Income (Loss) from continuing operations(3) ............................        $  (168,731)        $    (8,869)        $  (177,600)
                                                                                ===========         ===========         ===========
Basic and diluted loss per common share:
  Weighted average shares of common stock outstanding ..................            447,599                                 447,599
  Loss from continuing operations(3) ...................................              (0.38)                                  (0.40)

------------

(1) The Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within Pro Forma Consolidated Condensed Statement of Operations.

(2) The Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine's statutory tax rate in the United Kingdom. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(3) Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(4) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo based on a proportion of base wages. These expenses were originally recorded in the accounts of other Calpine subsidiaries. Accordingly, these expenses have been included within the SCCL and UK OpCo income figures to determine the Pro Forma totals. For the three months ended March 31, 2005, these expenses totaled $0.6 million. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with Emerging Issues Task Force ("EITF") Issue No. 87-24, "Allocation of Interest to Discontinued Operations" ("EITF Issue No. 87-24"). We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For the three months ended March 31, 2005, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $12.4 million.

                      Calpine Corporation and Subsidiaries
      Unaudited Pro Forma Consolidated Condensed Statement of Operations(1)
                          Year Ended December 31, 2004
                  (In thousands, except for per share amounts)
                                                                                   Actual          Adjustments(4)        Pro Forma
                                                                                -----------        --------------       -----------
Revenue:
Electric generation and marketing revenue
  Electricity and steam revenue ........................................        $ 5,683,063         $  (385,244)        $ 5,297,819
  Transmission sales revenue ...........................................             20,003                  --              20,003
  Sales of purchased power for hedging and optimization ................          1,651,767              (3,775)          1,647,992
                                                                                -----------         -----------         -----------
   Total electric generation and marketing revenue .....................          7,354,833            (389,019)          6,965,814
Oil and gas production and marketing revenue
  Oil and gas sales ....................................................             63,153                  --              63,153
  Sales of purchased gas for hedging and optimization ..................          1,728,301                  --           1,728,301
                                                                                -----------         -----------         -----------
   Total oil and gas production and marketing revenue ..................          1,791,454                  --           1,791,454
Mark-to-market activities, net .........................................             13,532                (127)             13,405
Other revenue ..........................................................             70,069                (880)             69,189
                                                                                -----------         -----------         -----------
Total revenue ..........................................................          9,229,888            (390,026)          8,839,862
                                                                                -----------         -----------         -----------
Cost of revenue:
Electric generation and marketing expense
  Plant operating expense ..............................................            795,975             (50,271)            745,704
  Transmission purchase expense ........................................             85,514             (10,697)             74,817
  Royalty expense ......................................................             28,673                  --              28,673
  Purchased power expenses for hedging and optimization ................          1,487,020              (4,758)          1,482,262
                                                                                -----------         -----------         -----------
   Total electric generation and marketing expense .....................          2,397,182             (65,726)          2,331,456
Oil and gas operating and marketing expense
  Oil and gas operating expense ........................................             56,843                  --              56,843
  Purchased gas expense for hedging and optimization ...................          1,716,714                  --           1,716,714
                                                                                -----------         -----------         -----------
   Total oil and gas operating and marketing expense ...................          1,773,557                  --           1,773,557
Fuel expense ...........................................................          3,731,108            (228,279)          3,502,829
Depreciation, depletion and amortization expense .......................            574,200             (28,862)            545,338
Oil and gas impairment .................................................            202,120                  --             202,120
Operating lease expense ................................................            105,886                  --             105,886
Other cost of revenue ..................................................             90,742                  --              90,742
                                                                                -----------         -----------         -----------
Total cost of revenue ..................................................          8,874,795            (322,867)          8,551,928
                                                                                -----------         -----------         -----------
Gross Profit ...........................................................            355,093             (67,159)            287,934
(Income) loss from unconsolidated investments ..........................             13,525                  --              13,525
Equipment cancellation and impairment cost .............................             42,374                  --              42,374
Long-term service agreement cancellation charge ........................             11,334                  --              11,334
Project development expense ............................................             24,409                  --              24,409
Research and development expense .......................................             18,396                  --              18,396
Sales, general and administrative expense ..............................            239,347              (1,870)            237,477
                                                                                -----------         -----------         -----------
Income (loss) from operations ..........................................              5,708             (65,289)            (59,581)
Interest expense .......................................................          1,140,802             (16,384)          1,124,418
Interest (income) ......................................................            (56,412)              1,598             (54,814)
Minority interest expense ..............................................             34,735                  --              34,735
(Income) from repurchase of various issuances of debt ..................           (246,949)                 --            (246,949)
Other expense (income), net ............................................           (149,093)             24,520            (124,573)
                                                                                -----------         -----------         -----------
Income (Loss) before provision or (benefit) for income taxes ...........           (717,375)            (75,023)           (792,398)
Provision (Benefit) for income taxes(2) ................................           (276,549)            (22,507)           (299,056)
                                                                                -----------         -----------         -----------
Income (Loss) from continuing operations(3) ............................        $  (440,826)        $   (52,516)        $  (493,342)
                                                                                ===========         ===========         ===========
Basic and diluted loss per common share:
  Weighted average shares of common stock outstanding...................            430,775                                 430,775
  Loss from continuing operations(3)....................................              (1.02)                                  (1.15)

------------

(1) The Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of
     SCCL and UK OpCo have been removed from the Unaudited Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Unaudited Pro Forma Consolidated Condensed Statement of Operations.

(2) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine's statutory tax rate in the United Kingdom. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(3) Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(4) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo based on a proportion of base wages. These expenses were originally recorded in the accounts of other Calpine subsidiaries. Accordingly, these expenses have been included within the SCCL and UK OpCo income figures to determine the Pro Forma totals. In 2004, these expenses totaled $1.7 million. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with EITF Issue No. 87-24. We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For 2004, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $14.8 million.

                      Calpine Corporation and Subsidiaries
      Unaudited Pro Forma Consolidated Condensed Statement of Operations(1)
                          Year Ended December 31, 2003
                  (In thousands, except for per share amounts)
                                                                                   Actual          Adjustments(4)        Pro Forma
                                                                                -----------        --------------       -----------
Revenue:
Electric generation and marketing revenue
  Electricity and steam revenue ........................................        $ 4,680,397         $  (286,936)        $ 4,393,461
  Transmission sales revenue ...........................................             15,347                  --              15,347
  Sales of purchased power for hedging and optimization ................          2,714,187              (1,896)          2,712,291
                                                                                -----------         -----------         -----------
   Total electric generation and marketing revenue .....................          7,409,931            (288,832)          7,121,099
Oil and gas production and marketing revenue
 Oil and gas sales .....................................................             59,156                  --              59,156
  Sales of purchased gas for hedging and optimization ..................          1,320,902                  --           1,320,902
                                                                                -----------         -----------         -----------
   Total oil and gas production and marketing revenue ..................          1,380,058                  --           1,380,058
Mark-to-market activities, net .........................................            (26,439)                 --             (26,439)
Other revenue ..........................................................            107,483              (1,246)            106,237
                                                                                -----------         -----------         -----------
Total revenue ..........................................................          8,871,033            (290,078)          8,580,955
                                                                                -----------         -----------         -----------
Cost of revenue:
Electric generation and marketing expense
  Plant operating expense ..............................................            663,045             (46,607)            616,438
  Transmission purchase expense ........................................             46,455             (11,765)             34,690
  Royalty expense ......................................................             24,932                  --              24,932
  Purchased power expenses for hedging and optimization ................          2,690,069              (6,781)          2,683,288
                                                                                -----------         -----------         -----------
   Total electric generation and marketing expense .....................          3,424,501             (65,153)          3,359,348
Oil and gas operating and marketing expense
  Oil and gas operating expense ........................................             75,453                  --              75,453
  Purchased gas expense for hedging and optimization ...................          1,279,568                  --           1,279,568
                                                                                -----------         -----------         -----------
   Total oil and gas operating and marketing expense ...................          1,355,021                  --           1,355,021
Fuel expense ...........................................................          2,665,620            (185,696)          2,479,924
Depreciation, depletion and amortization expense .......................            504,383             (31,511)            472,872
Oil and gas impairment .................................................              2,931                  --               2,931
Operating lease expense ................................................            112,070                  --             112,070
Other cost of revenue ..................................................             42,270                  26              42,296
                                                                                -----------         -----------         -----------
Total cost of revenue ..................................................          8,106,796            (282,334)          7,824,462
                                                                                -----------         -----------         -----------
Gross Profit ...........................................................            764,237              (7,744)            756,493
(Income) loss from unconsolidated investments ..........................            (75,804)                 --             (75,804)
Equipment cancellation and impairment cost .............................             64,384                  --              64,384
Long-term service agreement cancellation charge ........................             16,355                  --              16,355
Project development expense ............................................             21,803                  --              21,803
Research and development expense .......................................             10,630                  --              10,630
Sales, general and administrative expense ..............................            216,471              (2,225)            214,246
                                                                                -----------         -----------         -----------
Income from operations .................................................            510,398              (5,519)            504,879
Interest expense .......................................................            706,307              (6,313)            699,994
Distributions on trust preferred securities ............................             46,610                  --              46,610
Interest (income) ......................................................            (39,716)                425             (39,291)
Minority interest expense ..............................................             27,330                  --              27,330
(Income) from repurchase of various issuances of debt ..................           (278,612)                 --            (278,612)
Other expense (income), net ............................................            (46,126)               (925)            (47,051)
                                                                                -----------         -----------         -----------
Income (loss) before provision or benefit for income taxes .............             94,605               1,294              95,899
Provision (benefit) for income taxes(2) ................................              8,495                 388               8,883
                                                                                -----------         -----------         -----------
Income from continuing operations(3) ...................................        $    86,110         $       906         $    87,016
                                                                                ===========         ===========         ===========
Basic earnings per common share:
  Weighted average shares of common stock outstanding ..................            390,772                                 390,772
  Income from continuing operations(3) .................................               0.22                                    0.22
Diluted earnings per common share:
  Weighted average shares of common stock outstanding before
   dilutive effect of certain convertible securities (3)................            396,219                                 396,219
  Income from continuing operations(3)..................................               0.22                                    0.22

------------

(1) The Unaudited Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Unaudited Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Unaudited Pro Forma Consolidated Condensed Statement of Operations.

(2) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine's statutory tax rate in the United Kingdom. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(3) Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(4) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo based on a proportion of base wages. These expenses were originally recorded in the accounts of other Calpine subsidiaries. Accordingly, these expenses have been included within the SCCL and UK OpCo income figures to determine the Pro Forma totals. In 2003, these expenses totaled $2.1 million. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with EITF Issue No. 87-24. We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For 2003, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $6.3 million.

                      Calpine Corporation and Subsidiaries
      Unaudited Pro Forma Consolidated Condensed Statement of Operations(1)
                          Year Ended December 31, 2002
                  (In thousands, except for per share amounts)
                                                                                   Actual          Adjustments(4)        Pro Forma
                                                                                -----------        --------------       -----------
Revenue:
Electric generation and marketing revenue
Electricity and steam revenue ..........................................        $ 3,237,510         $  (205,779)        $ 3,031,731
  Sales of purchased power for hedging and optimization ................          3,145,991                  (2)          3,145,989
                                                                                -----------         -----------         -----------
   Total electric generation and marketing revenue .....................          6,383,501            (205,781)          6,177,720
Oil and gas production and marketing revenue
  Oil and gas sales ....................................................             63,514                  --              63,514
  Sales of purchased gas for hedging and optimization ..................            870,466                   1             870,467
                                                                                -----------         -----------         -----------
   Total oil and gas production and marketing revenue ..................            933,980                   1             933,981
Mark-to-market activities, net .........................................             21,485                  --              21,485
Other revenue ..........................................................             10,787                (104)             10,683
                                                                                -----------         -----------         -----------
Total revenue ..........................................................          7,349,753            (205,884)          7,143,869
                                                                                -----------         -----------         -----------
Cost of revenue:
Electric generation and marketing expense
  Plant operating expense ..............................................            522,906             (39,740)            483,166
  Transmission purchase expense ........................................             25,486             (10,179)             15,307
  Royalty expense ......................................................             17,615                  --              17,615
  Purchased power expenses for hedging and optimization ................          2,618,445                  --           2,618,445
                                                                                -----------         -----------         -----------
   Total electric generation and marketing expense .....................          3,184,452             (49,919)          3,134,533
                                                                                -----------         -----------         -----------
Oil and gas operating and marketing expense
  Oil and gas operating expense ........................................             69,840                  --              69,840
  Purchased gas expense for hedging and optimization ...................            821,065                  --             821,065
                                                                                -----------         -----------         -----------
   Total oil and gas operating and marketing expense ...................            890,905                  --             890,905
Fuel expense ...........................................................          1,792,323            (161,048)          1,631,275
Depreciation, depletion and amortization expense .......................            398,889             (32,082)            366,807
Oil and gas impairment .................................................              3,399                  --               3,399
Operating lease expense ................................................            111,022                  --             111,022
Other cost of revenue ..................................................              7,279                  --               7,279
                                                                                -----------         -----------         -----------
Total cost of revenue ..................................................          6,388,269            (243,049)          6,145,220
                                                                                -----------         -----------         -----------
Gross Profit ...........................................................            961,484              37,165             998,649
(Income) loss from unconsolidated investments ..........................            (16,552)                 --             (16,552)
Equipment cancellation and impairment cost .............................            404,737                  --             404,737
Project development expense ............................................             66,981                  --              66,981
Research and development expense .......................................              9,986                  --               9,986
Sales, general and administrative expense ..............................            186,056              (2,057)            183,999
                                                                                -----------         -----------         -----------
Income from operations .................................................            310,276              39,222             349,498
Interest expense .......................................................            402,677              (5,295)            397,382
Distributions on trust preferred securities ............................             62,632                  --              62,632
Interest (income) ......................................................            (43,086)                654             (42,432)
Minority interest expense ..............................................              2,716                  --               2,716
(Income) from repurchase of various issuances of debt ..................           (118,020)                 --            (118,020)
Other expense (income), net ............................................            (34,200)             (2,130)            (36,330)
                                                                                -----------         -----------         -----------
Income (loss) before provision or benefit for income taxes .............             37,557              45,993              83,550
Provision (benefit) for income taxes(2) ................................             10,835              13,797              24,632
                                                                                -----------         -----------         -----------
Income (loss) from continuing operations(3) ............................        $    26,722         $    32,196         $    58,918
                                                                                ===========         ===========         ===========
Basic earnings per common share:
  Weighted average shares of common stock outstanding ..................            354,822                                  354,822
  Income from continuing operations(3) .................................               0.07                                     0.17
Diluted earnings per common share:
  Weighted average shares of common stock outstanding before
   dilutive effect of certain convertible securities (3) ...............            362,533                                  362,533
  Income from continuing operations(3) .................................               0.07                                     0.16

------------

(1) The Unaudited Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Unaudited Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Unaudited Pro Forma Consolidated Condensed Statement of Operations.

(2) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine's statutory tax rate in the United Kingdom. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(3) Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(4) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo based on a proportion of base wages. These expenses were originally recorded in the accounts of other Calpine subsidiaries. Accordingly, these expenses have been included within the SCCL and UK OpCo income figures to determine the Pro Forma totals. In 2002, these expenses totaled $2.1 million. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with EITF Issue No. 87-24. We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For 2002, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $5.1 million.

________________________________________________________________________________

RISK FACTORS

Risks Relating to Our Common Stock

     The effect of the issuance of our shares upon conversion of our convertible notes may lower the market price of our common stock. The effect of the increase in the number of shares of our common stock issued or issuable upon conversion of our convertible notes could have a negative effect on the market price of our common stock. Because the right of a holder of contingent convertible notes to convert such notes into cash and shares of our common stock depends, in part, on the market price of our common stock, such a holder may not be able to convert its contingent convertible notes or may receive fewer shares upon conversion. The market price of our common stock also could be negatively affected by short sales of our common stock by the purchasers of our convertible notes to hedge investments in such convertible notes.

     The price of our common stock is volatile. The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include without limitation:

     o general conditions in our industry, the power markets in which we participate, or the worldwide economy;

     o    announcements of developments related to our business or sector;

     o    fluctuations in our results of operations;

     o    our debt-to-equity ratios and other leverage ratios;

     o effects of significant events relating to the energy sector in general;

     o    issuances,   including  through  sales  or  lending   facilities,   of
          substantial amounts of our common stock or other securities into the marketplace;

     o dilution or potential dilution caused by stock-for-debt exchanges or issuances of indebtedness convertible into our common stock, including any exchanges or convertible debt transactions, such as the offering of the 7 3/4% Contingent Convertible Notes due 2015;

     o    an outbreak of war or hostilities;

     o a shortfall in revenues or earnings compared to securities analysts' expectations;

     o    changes in analysts' recommendations or projections; and

     o    announcements of new acquisitions or development projects by us.

     The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Capital Resources; Liquidity

     To service our indebtedness and other potential liquidity requirements we will require a significant amount of cash. Our cash requirements (including our refinancing obligations) are expected to exceed our unrestricted cash on hand and cash from operations for the next twelve months. Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to industry conditions, as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not be able to generate sufficient cash to meet all of our commitments.

     Satisfying all obligations under our outstanding indebtedness, and funding anticipated capital expenditures and working capital requirements for the next twelve months presents us with several challenges over the near term as our cash requirements (including our refinancing obligations) are expected to exceed our unrestricted cash on hand and cash from operations. Accordingly, we have in place a liquidity-enhancing program which includes possible sales of certain of our assets, and whether we will have sufficient liquidity will depend in part on the success of that program. See "Summary -- Recent Developments -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow." No assurance can be given that our liquidity-enhancing program will be successful. If our cash flow is insufficient and refinancing or additional financing is unavailable, we may be forced to default on our senior notes and other debt obligations. Such a default or other breach of the covenants or restrictions contained in any of our existing or future debt instruments could result in an event of default under those instruments and, due to cross-default and cross-acceleration provisions, under our other debt instruments. Upon an event of default under our debt instruments, the debt holders could elect to declare the entire debt outstanding thereunder to be due and payable and could terminate any commitments they had made to supply us with further funds. If any of these events occur, we cannot assure you that we will have sufficient funds available to repay in full the total amount of obligations that become due as a result of any such acceleration, or that we will be able to find additional or alternative financing to refinance any accelerated obligations. See the remaining risk factors set forth under " -- Capital Resources; Liquidity" below.

     We must meet ongoing debt obligations. We have substantial indebtedness that we incurred to finance the acquisition and development of power generation facilities that we may be unable to service and that restricts our activities. As of March 31, 2005, on an as adjusted basis as set forth in the summary balance sheet under the heading "Summary--Summary of Consolidated Financial Data and Other Data" in our prospectus supplement dated June 20, 2005, our total consolidated funded debt was $18.0 billion, our total consolidated assets were $27.5 billion and our stockholders' equity was $4.4 billion. Whether we will be able to meet our debt service obligations and repay, extend, or refinance our outstanding indebtedness will depend primarily upon the operational performance of our power generation facilities and of our oil and natural gas properties to the extent we continue to own them (see "Summary -- Recent Developments -- Potential Sale of Certain Oil and Natural Gas Assets" and "Summary -- Recent Developments -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow"), movements in electric and natural gas prices over time, our marketing and risk management activities and our ability to successfully implement our strategic initiative to increase liquidity and reduce debt, as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     This high level of indebtedness has important consequences, including:

     o limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes;

     o limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

     o increasing our vulnerability to general adverse economic and industry conditions;

     o limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation;

     o    limiting   our   ability  or   increasing   the  costs  to   refinance
          indebtedness; and

     o limiting our ability to enter into marketing, hedging, optimization and trading transactions by reducing the number of counterparties with whom we can transact as well as the volume of those transactions.

     Our debt instruments impose significant operating and financial restrictions on us; any failure to comply with these restrictions could have a material adverse effect on our liquidity and our operations. The indentures and other instruments governing our outstanding debt impose significant operating and financial restrictions on us. These restrictions could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These restrictions limit or prohibit our ability to, among other things:

     o    incur additional indebtedness and issue preferred stock;

     o    make prepayments on or purchase indebtedness in whole or in part;

     o pay dividends and other distributions with respect to our capital stock or repurchase our capital stock or make other restricted payments;

     o    make certain investments;

     o    enter into transactions with affiliates;

     o    create or incur liens to secure debt;

     o consolidate or merge with another entity, or allow one of our subsidiaries to do so;

     o lease, transfer or sell assets and use proceeds of permitted asset leases, transfers or sales;

     o    incur  dividend  or  other  payment  restrictions   affecting  certain
          subsidiaries;

     o    make capital expenditures;

     o    engage in certain business activities; and

     o    acquire facilities or other businesses.

     In particular, the covenants in certain of our existing debt agreements currently impose the following restrictions on our activities:

     o Certain of our indentures place conditions on our ability to issue indebtedness if our interest coverage ratio (as defined in those indentures) is below 2:1. Currently, our interest coverage ratio (as so defined) is below 2:1 and, consequently, we generally would not be allowed to issue new debt, except for (i) certain types of new indebtedness that refinances or replaces existing indebtedness, and
          (ii) non-recourse debt and preferred equity interests issued by our subsidiaries for purposes of financing certain types of capital expenditures, including plant development, construction and acquisition expenses. In addition, if and so long as our interest coverage ratio is below 2:1, our ability to invest in unrestricted subsidiaries and non-subsidiary affiliates and make certain other types of restricted payments will be limited. Moreover, certain of our indentures will prohibit any further investments in non-subsidiary affiliates if and for so long as our interest coverage ratio (as defined therein) is below 1.75:1 and, as of March 31, 2005, such interest coverage ratio was below 1.75:1.

     o Certain of our indebtedness issued in the last half of 2004 was incurred in reliance on provisions in certain of our existing indentures pursuant to which we are able to incur indebtedness if, after giving effect to the incurrence and the repayment of other indebtedness with the proceeds therefrom, our interest coverage ratio (as defined in those indentures) is greater than 2:1. In order to satisfy the interest coverage ratio requirement in connection with the 2004 issuance, the proceeds are required to be used to repurchase or redeem other existing indebtedness. While we completed a substantial portion of such repurchases during the fourth quarter of 2004 and the first quarter of 2005, we are still in the process of completing the required amount of repurchases and expect to do so as soon as practicable. While the amount of indebtedness that must still be repurchased will ultimately depend on the market price of our outstanding indebtedness at the time the indebtedness is repurchased, based on current market conditions, we estimate that, as of March 31, 2005, as adjusted for market conditions and financial covenant calculations, we would be required to spend approximately $294.0 million on additional repurchases in order to fully satisfy this requirement. This amount has been classified as Senior Notes, current portion, on our Consolidated Condensed Balance Sheet as of March 31, 2005. Subsequent to March 31, 2005, we satisfied a portion of such requirement such that, as of June 1, 2005, as adjusted as described above, we would be required to spend approximately $211.0 million on additional repurchases.

     o When we or one of our subsidiaries sells a significant asset or issues preferred equity, our indentures generally require that the net proceeds of the transaction be used to make capital expenditures or to repurchase or repay certain types of subsidiary indebtedness, in each case within 365 days of the closing date of the transaction. In light of this requirement, and taking into account the amount of capital expenditures currently budgeted for 2005, we anticipate that subsequent to March 31, 2005, we will need to use approximately $250.0 million of the net proceeds of the $360.0 million Two-Year Redeemable Preferred Shares issued by our Calpine (Jersey) Limited subsidiary on October 26, 2004 and approximately $180.0 million of the net proceeds of the $260.0 million Redeemable Preferred Shares issued by our Calpine European Funding (Jersey) Limited subsidiary on January 31, 2005, to repurchase or repay certain subsidiary indebtedness. Accordingly, $430.0 million of long-term debt has been reclassified as Senior Notes, current portion, on our Consolidated Condensed Balance Sheet as of March 31, 2005. The actual amount of the net proceeds that will be required to be used to repurchase or repay subsidiary debt will depend upon the actual amount of the net proceeds that is used to make capital expenditures, which may be more or less than the amount currently budgeted. In addition, the net proceeds from the sale of the Saltend Energy Centre, after repayment of the two outstanding series of Redeemable Preferred Shares, as well as the proceeds of the offering by Metcalf of Redeemable Preferred Shares, will similarly be required to be used within 365 days of the applicable closing date to make capital expenditures or to repurchase or repay certain subsidiary indebtedness. We expect that the proceeds of the sale of our remaining United States oil and natural gas assets, if any such sale is consummated, will be used as described above under "Summary -- Recent Developments -- Potential Sale of Certain Oil and Natural Gas Assets" and " -- Tender Offer for First Priority Notes."

     In addition: (a) if Calpine Corporation's ownership changes, as of March 31, 2005, on an as adjusted basis as described under the heading
"Capitalization" in our prospectus supplement dated June 20, 2005, the indentures and other instruments governing approximately $10.4 billion of our outstanding notes and term loans may require us to make an offer to purchase those notes and term loans, (b) pursuant to the terms of the indentures under which our contingent convertible notes were issued, upon the occurrence of certain defined triggering events (which include our common stock reaching certain price levels), the holders of such notes have the right to require that their notes be converted into a combination of cash (in an amount equal to the par value of the notes so converted) and our common shares (with respect to any additional value required to be delivered to the holders) and (c) with respect to our Contingent Convertible Notes due 2014 and our 7 3/4% Contingent Convertible Notes due 2015, we may not make such payments upon conversion unless we meet a specified ratio of consolidated cash flow to fixed charges; currently, we do not satisfy such ratio. We may not have the financial resources necessary or may otherwise be restricted from purchasing those notes and term loans, or making such cash payments to holders of those contingent convertible notes in these events.

     Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained, or if obtained, would be on terms acceptable to us.

     If we are unable to comply with the terms of our indentures and other debt agreements, or if we fail to generate sufficient cash flow from operations, or to refinance our debt as described below, we may be required to refinance all or a portion of our senior notes and other debt or to obtain additional financing or sell additional assets. However, we may be unable to refinance or obtain additional financing because of our already high levels of debt and the debt incurrence restrictions under our existing indentures and other debt agreements. If our cash flow is insufficient and refinancing or additional financing is unavailable, we may be forced to default on our senior notes and other debt obligations. Such a default or other breach of the covenants or restrictions contained in any of our existing or future debt instruments could result in an event of default under those instruments and, due to cross-default and cross-acceleration provisions, under our other debt instruments. Upon an event of default under our debt instruments, the debt holders could elect to declare the entire debt outstanding thereunder to be due and payable and could terminate any commitments they had made to supply us with further funds. If any of these events occur, we cannot assure you that we will have sufficient funds available to repay in full the total amount of obligations that become due as a result of any such acceleration, or that we will be able to find additional or alternative financing to refinance any accelerated obligations.

     We must either repay or refinance our debt maturing in 2005 and 2006. Since the latter half of 2001, there has been a significant contraction in the availability of capital for participants in the energy sector. This has been due to a range of factors, including uncertainty arising from the collapse of Enron and a perceived surplus of electric generating capacity. These factors have continued through 2005, during which contracting credit markets and decreased spark spreads have adversely impacted our liquidity and earnings. While we have been able to access the capital and bank credit markets, it has been on significantly different terms than in the past. We recognize that terms of financing available to us in the future may not be attractive. To protect against this possibility and due to current market conditions, we scaled back our capital expenditure program to enable us to conserve our available capital resources.

     In 2005, the following payments will be due on our outstanding debt as of March 31, 2005: (i) $186.1 million in aggregate principal amount of 8 1/4% Senior Notes Due 2005, (ii) $74.0 million aggregate principal amount of notes issued by our subsidiary Power Contract Financing, L.L.C. ("PCF") in connection with the monetization of a power contract with California Department of Water Resources ("CDWR") and (iii) $260.0 million in Redeemable Preferred Shares issued by our subsidiary Calpine European Funding (Jersey) Limited. In 2006, the following payments will be due on our outstanding debt: (i) $111.6 million in aggregate principal amount of 7 5/8% Senior Notes Due 2006, (ii) $152.7 million in aggregate principal amount of 10 1/2% Senior Notes Due 2006, (iii) $360.0 million in Two-Year Redeemable Preferred Shares issued by our subsidiary Calpine (Jersey) Limited, and (iv) $155.9 million in aggregate principal amount of the notes issued by PCF in connection with the CDWR power contract monetization. In addition, as of March 31, 2005, we have approximately $136.0 million and $161.3 million of miscellaneous debt and capital lease obligations that are maturing or for which scheduled principal payments will be made in 2005 and 2006, respectively. As discussed above, as of March 31, 2005, we are also required to repurchase or redeem approximately $724 million of indebtedness (current estimate) in the aggregate pursuant to our indentures, approximately $543.0 million and $181.0 million which we expect will be repurchased or redeemed during 2005 and 2006, respectively. See "-- Our debt instruments impose significant operating and financial restrictions on us; any failure to comply with these restrictions could have a material adverse effect on our liquidity and our operations."

     In addition, our $517.5 million of outstanding HIGH TIDES III (of which $115.0 million have been repurchased and are currently held by us) are scheduled to be remarketed during July 2005, which would cause certain terms thereof to be reset on August 1, 2005. We currently anticipate repurchasing or redeeming all of the outstanding HIGH TIDES III not held by us prior to the remarketing with the proceeds from the issuance of the 7 3/4% Contingent Convertible Notes due 2015. In the event that any HIGH TIDES III are not repurchased or redeemed by the scheduled remarketing date, such remaining HIGH TIDES III will be remarketed and, if the remarketing fails, will remain outstanding as convertible securities at a term rate equal to the treasury rate plus 6% per annum and with a term conversion price equal to 105% of the average closing price of our common stock for the five consecutive trading days after the final failed remarketing date.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness when due, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. While we believe we will be successful in repaying or refinancing all of our debt on or before maturity, we cannot assure you that we will be able to do so. See "Summary -- Recent Developments -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow."

     We may not have sufficient cash to service our indebtedness and other liquidity requirements. Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. To date, we have obtained cash from our operations; borrowings under credit facilities; issuance of debt, equity, trust preferred securities and convertible debentures and contingent convertible notes; proceeds from sale/leaseback transactions; sale or partial sale of certain assets; contract monetizations and project financing. Taking into account our construction program and other planned capital expenditures and research and development, our debt service and repayment obligations and our bond repurchase obligations described above, we are currently projecting that unrestricted cash on hand together with cash from operations will not by itself be sufficient to meet our cash and liquidity needs for the year. We have therefore continued, and expanded, our liquidity-enhancing program, which program includes the possible sale of certain of our assets. See "Summary -- Recent Developments -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow," and "-- Potential Sale of Certain Oil and Natural Gas Assets." The success of this liquidity program will depend on our being able to complete these anticipated asset sale and monetization transactions, which may in turn be impacted by a number of factors, including general economic and capital market conditions; conditions in energy markets; regulatory approvals and developments; limitations imposed by our existing agreements; and other factors, many of which are beyond our control. See also "-- We may be unable to secure additional financing in the future." Some of the anticipated liquidity transactions involve the monetization or prepayment of future revenues and could therefore negatively impact cash flow in the near term and the future. While we believe we will be successful in completing a sufficient number of these anticipated transactions, we cannot assure you that we will be able to do so. Accordingly, we may not be able to generate sufficient cash to meet all of our commitments.

     We may be unable to secure additional financing in the future. Each power generation facility that we acquire or develop will require substantial capital investment. Our ability to arrange financing (including any extension or refinancing) and the cost of the financing are dependent upon numerous factors. Access to capital (including any extension or refinancing) for participants in the energy sector, including for us, has been significantly restricted since late 2001. Other factors include:

     o    general economic and capital market conditions;

     o    conditions in energy markets;

     o    regulatory developments;

     o credit availability from banks or other lenders for us and our industry peers, as well as the economy in general;

     o    investor confidence in the industry and in us;

     o    the continued success of our current power generation facilities; and

     o provisions of tax and securities laws that are conducive to raising capital.

     We have financed our existing power generation facilities using a variety of leveraged financing structures, consisting of senior secured and unsecured indebtedness, including construction financing, project financing, revolving credit facilities, term loans and lease obligations. As of March 31, 2005, we had approximately $18.1 billion of total consolidated funded debt, consisting of $5.3 billion of secured construction/project financing (including the Calpine Construction Finance Company, L.P. ("CCFC I") and Calpine Generating Company, LLC ("CalGen," formerly Calpine Construction Finance Company II, LLC ("CCFC II")) financings described below), $0.3 billion of capital lease obligations, $9.1 billion in senior notes and institutional term loans, $1.3 billion in convertible senior notes, $0.8 billion in preferred interests, $0.5 billion of HIGH TIDES III and $0.9 billion of secured and unsecured notes payable and borrowings under lines of credit. Additionally, we had operating leases with an aggregate present value of future minimum lease payments of $1.2 billion. Each project financing and lease obligation is structured to be fully paid out of cash flow provided by the facility or facilities financed or leased. In the event of a default under a financing agreement which we do not cure, the lenders or lessors would generally have rights to the facility and any related assets. In the event of foreclosure after a default, we might not retain any interest in the facility. While we intend to utilize non-recourse or lease financing when appropriate, market conditions and other factors may prevent similar financing for future facilities. It is possible that we may be unable to obtain the financing required to develop our power generation facilities on terms satisfactory to us. In addition, if new debt is added to our current debt levels, the risks associated with our substantial leverage that we now face could intensify.

     We have from time to time guaranteed certain obligations of our subsidiaries and other affiliates. Our lenders or lessors may also seek to have us guarantee the indebtedness for future facilities. Guarantees render our general corporate funds vulnerable in the event of a default by the facility or related subsidiary. Additionally, certain of our indentures may restrict our ability to guarantee future debt, which could adversely affect our ability to fund new facilities. Our indentures generally do not limit the ability of our subsidiaries to incur non-recourse or lease financing or to issue preferred stock for investment in new facilities.

     Our credit ratings have been downgraded and could be downgraded further. On May 9, 2005, Standard & Poor's lowered its corporate credit rating on Calpine Corporation to single B- from single B. The outlook remains negative. In addition, the ratings on Calpine's debt and the ratings on the debt of its subsidiaries were also lowered by one notch, with a few exceptions. The ratings for the following debt issues remained unchanged: the BBB- SPUR rating on Gilroy Energy Center bonds, the BB- rating on the Rocky Mountain Energy Center and the Riverside Energy Center loans, the CCC+ rating on the third lien debt of CalGen and the BBB rating on the PCF bonds.

     On May 12, 2005, Moody's Investor Service lowered its senior implied issuer rating on Calpine Corporation to B3 from B2. The outlook remains negative. In addition, the ratings on Calpine's debt and the ratings on the debt of its subsidiaries were also lowered by two notches, with a few exceptions, including the ratings for CalGen debt (which were lowered one notch as follows: its first priority senior secured revolving credit and term loan facilities were lowered to B2 from B1, its second priority term loans and floating rate notes lowered to B3 from B2, and its third priority term loans and floating rate notes lowered to Caa1 from B3), and the ratings for the pass through certificates issued by each of South Point Energy Center, LLC, Broad River Energy, LLC, and RockGen Energy Center, LLC, which were also lowered to B3 from B2. Ratings for the following debt issues were affirmed with the outlook changed to negative from stable:
Rocky Mountain Energy Center and the Riverside Energy Center at Ba3. The ratings for the following debt issues remain unchanged: the Gilroy Energy Center, LLC senior secured notes at Baa3, and the PCF senior secured notes at Baa2.

     On October 4, 2004, Fitch Ratings assigned our first priority senior secured debt a rating of BB-. At that time, Fitch also downgraded our second priority senior secured debt from BB- to B+, downgraded our senior unsecured debt rating from B- to CCC+, and reconfirmed our preferred stock rating at CCC. On May 25, 2005 following the announcement of our strategic plan to accelerate the $3 billion debt reduction target to year-end, Fitch Ratings placed the credit ratings of Calpine Corporation on "rating watch evolving," which means that Fitch may lower, maintain, or raise their ratings on Calpine's debt securities in the near-term.

     Such downgrades can have a negative impact on our liquidity by reducing attractive financing opportunities and increasing the amount of collateral required by trading counterparties. We cannot assure you that Moody's, Fitch and S&P will not further downgrade our credit ratings in the future. If our credit ratings are downgraded, we could be required to, among other things, pay additional interest under our credit agreements, or provide additional guarantees, collateral, letters of credit or cash for credit support obligations, and it could increase our cost of capital, make our efforts to raise capital more difficult and have an adverse impact on our subsidiaries' and our business, financial condition and results of operations.

     In light of our current credit ratings, many of our customers and counterparties are requiring that our and our subsidiaries' obligations be secured by letters of credit or cash. Banks issuing letters of credit for our or our subsidiaries' accounts are similarly requiring that the reimbursement obligations be cash-collateralized. In a typical commodities transaction, the amount of security that must be posted can change depending on the mark-to-market value of the transaction. These letter of credit and cash collateral requirements increase our cost of doing business and could have an adverse impact on our overall liquidity, particularly if there were a call for a large amount of additional cash or letter of credit collateral due to an unexpectedly large movement in the market price of a commodity. We are exploring with counterparties and financial institutions various alternative approaches to credit support, including the utilization of liens on our generating facilities and other assets to secure our subsidiaries' obligations under certain power purchase agreements and other commercial arrangements, in lieu of cash collateral or letter of credit posting requirements. On May 25, 2005, we announced, among other things, that we are in discussions with a leading financial institution to form a partnership that we anticipate would lower our collateral requirements. See "Summary -- Recent Developments -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow." Such alternative arrangements could, however, also add to our cost of doing business.

     Our ability to repay our debt depends upon the performance of our subsidiaries. Almost all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest and principal of our senior notes. The financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions, or otherwise transfer funds to us prior to the payment of their other obligations, including their outstanding debt, operating expenses, lease payments and reserves. While certain of our indentures and other debt instruments limit our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions (including exceptions permitting such restrictions arising out of subsidiary financings).

     We may utilize project financing, preferred equity and other types of subsidiary financing transactions when appropriate in the future. Our indentures and other debt instruments place limitations on our ability and the ability of our subsidiaries to incur additional indebtedness. However, they permit our subsidiaries to incur additional construction/project financing indebtedness and to issue preferred stock to finance the acquisition and development of new power generation facilities and to engage in certain types of non-recourse financings and issuance of preferred stock. If new subsidiary debt and preferred stock is added to our current debt levels, the risks associated with our substantial leverage that we now face could intensify.

     Our senior notes and our other senior debt are effectively subordinated to all indebtedness and other liabilities of our subsidiaries and other affiliates and may be effectively subordinated to our secured debt to the extent of the assets securing such debt. Our subsidiaries and other affiliates are separate and distinct legal entities and, except in limited circumstances, have no obligation to pay any amounts due with respect to our indebtedness or indebtedness of other subsidiaries or affiliates, and do not guarantee the payment of interest on or principal of such indebtedness. In the event of our bankruptcy, liquidation or reorganization (or the bankruptcy, liquidation or reorganization of a subsidiary or affiliate), such subsidiaries' or other affiliates' creditors, including trade creditors and holders of debt issued by such subsidiaries or affiliates, will generally be entitled to payment of their claims from the assets of those subsidiaries or affiliates before any assets are made available for distribution to us or the holders of our indebtedness. In addition, we are also permitted to reorganize our subsidiaries in a manner that allows creditors of one subsidiary to collect against assets currently held by another subsidiary. As a result, holders of our indebtedness will be effectively subordinated to all present and future debts and other liabilities (including trade payables) of our subsidiaries and affiliates, and holders of debt of one of our subsidiaries or affiliates will effectively be so subordinated with respect to all of our other subsidiaries and affiliates. As of March 31, 2005, our subsidiaries had $5.3 billion of secured construction/project financing (including the CCFC I and CalGen financings described below). We may incur additional project financing indebtedness in the future, which will be effectively senior to our other secured and unsecured debt.

     In addition, our unsecured notes and our other unsecured debt are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Our secured indebtedness includes our First Priority Notes and our $3.7 billion second-priority senior secured term loans and notes. As described above, we have commenced a tender offer for our First Priority Notes. See "Summary -- Recent Developments -- Tender Offer for First Priority Notes." The First Priority Notes and second-priority senior secured notes and term loans are secured by, respectively, first-priority and second-priority liens on, among other things, substantially all of the assets owned directly by Calpine Corporation, including its natural gas and power plant assets and the equity in all of the subsidiaries directly owned by Calpine Corporation. Our $785.2 million of CCFC I secured institutional term loans and notes as of March 31, 2005 are secured by the assets and contracts associated with the seven natural gas-fired electric generating facilities owned by CCFC I and its subsidiaries (as adjusted for approved dispositions and acquisitions, such as the completed sale of Lost Pines Power Project and the acquisition of the Brazos Valley Power Plant) and the CCFC I lenders' and note holders' recourse is limited to such security. Our $2.6 billion of CalGen secured institutional term loans, notes and revolving credit facility are secured, through a combination of direct and indirect stock pledges and asset liens, by CalGen's 14 power generating facilities and related assets located throughout the United States, and the CalGen lenders' and note holders' recourse is limited to such security. We have additional non-recourse project financings, secured in each case by the assets of the project being financed. We may incur additional secured indebtedness in the future, which will be effectively senior, to the extent of the assets securing that debt, to our unsecured debt and to our other secured debt not secured by those assets.

     Accounting rules may require us to treat our contingent convertible notes as a derivative and would require us to include the effects of the conversion of our contingent convertible notes (if dilutive) in our earnings per share, which could significantly impact our earnings per share. As of March 31, 2005, we had outstanding $1.3 billion of contingent convertible notes in addition to the $650.0 million of 7 3/4% Contingent Convertible Notes due 2015 issued on June 23, 2005. Accounting rules require certain conversion provisions of contingent convertible notes to be separated from the debt agreements in which the conversion features are contained and accounted for as a derivative instrument, and therefore reflected in our financial statements based upon the fair market value of the derivative. Due to our current stock price and the number of shares into which such contingent convertible notes would currently convert, the conversion provisions in our contingent convertible notes are not considered a derivative instrument and/or have no significant value. However, significant changes in the fair value of these provisions would be required to be reflected in our financial statements.

     Also, our earnings per share may be significantly impacted due to the issuance of our contingently convertible instruments. EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" requires companies that have issued contingently convertible instruments with a market price trigger to include the effects of the conversion in diluted earnings per share if it is dilutive, regardless of whether the price trigger had been met.

Operations

     Revenue may be reduced significantly upon expiration or termination of our PSAs. Some of the electricity we generate from our existing portfolio is sold under long-term power sales agreements ("PSAs") that expire at various times. We also sell power under short to intermediate term (one to five year) PSAs. When the terms of each of these various PSAs expire, it is possible that the price paid to us for the generation of electricity under subsequent arrangements may be reduced significantly.

     Our power sales contracts have an aggregate value in excess of current market prices (measured over the next five years) of approximately $3.3 billion at December 31, 2004. Values for our long-term commodity contracts are calculated using discounted cash flows derived as the difference between contractually based cash flows and the cash flows to buy or sell similar amounts of the commodity on at market terms. Inherent in these valuations are significant assumptions regarding future price curves, correlations and volatilities, as applicable. Because our power sales contracts are marked to market, the aggregate value of the contracts noted above could decrease in response to changes in the market. We are at risk of loss in margins to the extent that these contracts expire or are terminated and we are unable to replace them on comparable terms. We have two customers with which we have multiple contracts that, when combined, constitute greater than 10% of this value: CDWR, $1.4 billion, and Pacific Gas and Electric Company, or PG&E, $0.4 billion. The values by customer are comprised of these multiple individual contracts that expire beginning in 2009 and contain termination provisions standard to contracts in our industry such as negligence, performance default or prolonged events of force majeure.

     Use of commodity contracts, including standard power and gas contracts (many of which constitute derivatives), can create volatility in earnings and may require significant cash collateral. During 2004 we recognized $13.5 million in mark-to-market gains on electric power and natural gas derivatives after recognizing $26.4 million in losses in 2003. In the three months ended March 31, 2005 and 2004, we recognized $3.5 million in mark-to-market losses and $12.5 million in mark-to-market gains, respectively, on electric power and natural gas derivatives. Additionally, we recognized as a cumulative effect of a change in accounting principle, an after-tax gain of approximately $181.9 million from the adoption of Derivatives Implementation Group Issue No. C20, "Scope Exceptions:
Interpretation of the Meaning of Not Clearly and Closely Related in Paragraph 10(b) regarding Contracts with a Price Adjustment Feature" on October 1, 2003. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Application of Critical Accounting Policies" in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein, for a detailed discussion of the accounting requirements relating to electric power and natural gas derivatives. In addition, U.S. generally accepted accounting principles ("GAAP") treatment of derivatives in general, and particularly in our industry, continues to evolve. We may enter into other transactions in future periods that require us to mark various derivatives to market through earnings. The nature of the transactions that we enter into and the volatility of natural gas and electric power prices will determine the volatility of earnings that we may experience related to these transactions.

     As a result, in part, of the fallout from Enron's declaration of bankruptcy on December 2, 2001, companies using derivatives, many of which are commodity contracts, have become more sensitive to the inherent risks of such transactions. Consequently (and for us, as a result of our recent downgrades), many companies, including us, are required to post cash collateral for certain commodity transactions in excess of what was previously required. As of March 31, 2005, we had $291.2 million in margin deposits with counterparties, net of deposits posted by counterparties with us, $82.7 million in prepaid gas and power payments and had posted $109.0 million of letters of credit, compared to $248.9 million, $78.0 million and $115.9 million, respectively, at December 31, 2004. Future cash collateral requirements may increase based on the extent of our involvement in commodity transactions and movements in commodity prices and also based on our credit ratings and general perception of creditworthiness in this market. On May 25, 2005, we announced, among other things, that we are in discussions with a leading financial institution to form a partnership that we anticipate would lower our collateral requirements. See "Summary -- Recent Developments -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow."

     We may be unable to obtain an adequate supply of natural gas in the future. To date, our fuel acquisition strategy has included various combinations of our own gas reserves, gas prepayment contracts, short-, medium-and long-term supply contracts and gas hedging transactions. In our gas supply arrangements, we attempt to match the fuel cost with the fuel component included in the facility's PSAs in order to minimize a project's exposure to fuel price risk. In addition, the focus of CES is to manage the spark spread for our portfolio of generating plants and we actively enter into hedging transactions to lock in gas costs and spark spreads. We believe that there will be adequate supplies of natural gas available at reasonable prices for each of our facilities when current gas supply agreements expire. However, gas supplies may not be available for the full term of the facilities' PSAs, and gas prices may increase significantly. Additionally, our credit ratings may inhibit our ability to procure gas supplies from third parties. If gas is not available, or if gas prices increase above the level that can be recovered in electricity prices, there could be a negative impact on our results of operations or financial condition. In addition, we recently announced that we may sell all or a portion of our United States natural gas assets. See "Summary -- Recent Developments -- Potential Sale of Certain Oil and Natural Gas Assets." Any such sales could potentially exacerbate these issues.

     For the year ended December 31, 2004, we obtained approximately 7% of our physical natural gas supply needs through owned natural gas reserves. However, if the potential sale of our oil and natural gas assets is completed, upon the transfer of our oil and natural gas assets, we expect that we will not obtain any of our natural gas supply needs through owned natural gas reserves. See "Summary -- Recent Developments -- Potential Sale of Certain Oil and Natural Gas Assets." We obtain the remainder of our physical natural gas supply from the market and utilize the natural gas financial markets to hedge our exposures to natural gas price risk. Our current less than investment grade credit rating increases the amount of collateral that certain of our suppliers require us to post for purchases of physical natural gas supply and hedging instruments. To the extent that we do not have cash or other means of posting credit, we may be unable to procure an adequate supply of natural gas or natural gas hedging instruments. In addition, the fact that our deliveries of natural gas depend upon the natural gas pipeline infrastructure in markets where we operate power plants exposes us to supply disruptions in the unusual event that the pipeline infrastructure is damaged or disabled.

     Our power project development and acquisition activities may not be successful. The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, we must generally obtain:

     o    necessary power generation equipment;

     o    governmental permits and approvals;

     o    fuel supply and transportation agreements;

     o    sufficient equity capital and debt financing;

     o    electrical transmission agreements;

     o    water supply and wastewater discharge agreements; and

     o    site agreements and construction contracts.

     We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. In addition, project development is subject to various environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, obtaining all required governmental permits and approvals, and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether a project is feasible, economically attractive or financeable. If we are unable to complete the development of a facility, we might not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. We cannot assure you that we will be successful in the development of power generation facilities in the future or that we will be able to successfully complete construction of our facilities currently in development, nor can we assure you that any of these facilities will be profitable or have value equal to the investment in them even if they do achieve commercial operation.

     We have grown substantially in recent years partly as a result of acquisitions of interests in power generation facilities, geothermal steam fields and natural gas reserves and facilities. The integration and consolidation of our acquisitions with our existing business requires substantial management, financial and other resources and, ultimately, our acquisitions may not be successfully integrated. In addition, as we transition from a development company to an operating company, we are not likely to continue to grow at historical rates due to reduced acquisition activities in the near future. We have also substantially curtailed our development efforts in response to our reduced liquidity. Although the domestic power industry is continuing to undergo consolidation and may offer acquisition opportunities at favorable prices, we believe that we are likely to confront significant competition for those opportunities and, due to the constriction in the availability of capital resources for acquisitions and other expansion, to the extent that any opportunities are identified, we may be unable to effect any acquisitions. Similarly, to the extent we seek to divest assets, we may not be able to do so at attractive prices. See also "Summary -- Recent Developments -- Strategic Initiative to Accelerate Debt Reduction and Increase Cash Flow" for a discussion of potential asset sales.

     Our projects under construction may not commence operation as scheduled. The commencement of operation of a newly constructed power generation facility involves many risks, including:

     o    start-up problems;

     o    the breakdown or failure of equipment or processes; and

     o    performance below expected levels of output or efficiency.

     New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance (including a layer of insurance provided by a captive insurance subsidiary) is maintained to protect against certain risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. The insurance, warranties or performance guarantees, however, may not be adequate to cover lost revenues or increased expenses. As a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation, unless cured, could result in our losing our interest in a power generation facility.

     In certain situations, PSAs entered into with a utility early in the development phase of a project may enable the utility to terminate the PSA or to retain security posted as liquidated damages under the PSA. Currently, six of our 10 projects under construction are party to PSAs containing such provisions and could be materially affected if these provisions were triggered. The six projects are our Freeport, Valladolid, Mankato, Bethpage, Fox and Otay Mesa facilities. The situations that could allow a utility to terminate a PSA or retain posted security as liquidated damages include:

     o    the  cessation  or  abandonment  of  the  development,   construction,
          maintenance or operation of the facility;

     o failure of the facility to achieve construction milestones by agreed upon deadlines, subject to extensions due to force majeure events;

     o failure of the facility to achieve commercial operation by agreed upon deadlines, subject to extensions due to force majeure events;

     o    failure of the facility to achieve certain output minimums;

     o failure by the facility to make any of the payments owing to the utility under the PSA or to establish, maintain, restore, extend the term of, or increase the posted security if required by the PSA;

     o a material breach of a representation or warranty or failure by the facility to observe, comply with or perform any other material obligation under the PSA;

     o failure of the facility to obtain material permits and regulatory approvals by agreed upon deadlines; or

     o the liquidation, dissolution, insolvency or bankruptcy of the project entity.

     Our power generation facilities may not operate as planned. Upon completion of our projects currently under construction, we will operate 100 of the 103 power plants in which we currently have an interest. The continued operation of power generation facilities, including, upon completion of construction, the facilities owned directly by us, involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes, and performance below expected levels of output or efficiency. From time to time our power generation facilities have experienced equipment breakdowns or failures, and in 2004 we recorded expenses totaling approximately $54.3 million for these breakdowns or failures compared to $11.0 million in 2003. Continued high failure rates of Siemens Westinghouse ("SW") provided equipment represent the highest risk for such breakdowns, although we have programs in place that we believe will eventually substantially reduce these failures and provide plants with SW equipment availability factors competitive with plants using other manufacturers' equipment.

     Although our facilities contain various redundancies and back-up mechanisms, a breakdown or failure may prevent the affected facility from performing under any applicable PSAs. Although insurance is maintained to partially protect against operating risks, the proceeds of insurance may not be adequate to cover lost revenues or increased expenses. As a result, we could be unable to service principal and interest payments under our financing obligations which could result in losing our interest in one or more power generation facility.

     We cannot assure you that our estimates of oil and gas reserves are accurate. Estimates of proved oil and gas reserves and the future net cash flows attributable to those reserves are prepared by independent petroleum and geological engineers. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and cash flows attributable to such reserves, including factors beyond our control and that of our engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development and exploration activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, underlying information, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and underlying information set forth herein. In addition, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. We recorded impairment charges of $202.1 million related to reduced proved reserve projections at year end 2004 based on the year-end independent engineer's report. See also "-- The ultimate outcome of the legal proceedings relating to our activities cannot be predicted. Any adverse determination could have a material adverse effect on our financial condition and results of operations."

     Our geothermal energy reserves may be inadequate for our operations. The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon:

     o    the heat content of the extractable steam or fluids;

     o    the geology of the reservoir;

     o    the total amount of recoverable reserves;

     o    operating expenses relating to the extraction of steam or fluids;

     o price levels relating to the extraction of steam or fluids or power generated; and

     o capital expenditure requirements relating primarily to the drilling of new wells.

     In connection with each geothermal power plant, we estimate the productivity of the geothermal resource and the expected decline in productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by us or an unexpected decline in productivity could, if material, adversely affect our results of operations or financial condition.

     Geothermal reservoirs are highly complex. As a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from ours. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. We cannot assure you that we will be able to successfully manage the development and operation of our geothermal reservoirs or that we will accurately estimate the quantity or productivity of our steam reserves.

Market

     Competition could adversely affect our performance. The power generation industry is characterized by intense competition, and we encounter competition from utilities, industrial companies, marketing and trading companies, and other IPPs. In recent years, there has been increasing competition among generators in an effort to obtain PSAs, and this competition has contributed to a reduction in electricity prices in certain markets. In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power industry. For instance, the California Public Utilities Commission ("CPUC") issued decisions that provided that all California electric users taking service from a regulated public utility could elect to receive direct access service commencing April 1998; however, the CPUC suspended the offering of direct access to any customer not receiving direct access service as of September 20, 2001, due to the problems experienced in the California energy markets during 2000 and 2001. As a result, uncertainty exists as to the future course for direct access in California in the aftermath of the energy crisis in that state. In Texas, legislation phased in a deregulated power market, which commenced on January 1, 2001. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the supply of electricity in the future will increase this pressure.

     Our international investments may face uncertainties. We have investments in operating power projects in Canada, an investment in an energy service business in the Netherlands and an investment in a power generation facility in construction in Mexico. In addition, we recently entered into an agreement to sell our power generation facility in the U.K. See "Summary -- Recent
Developments -- Sale of Saltend Energy Centre." We may pursue additional international investments in the future subject to the limitations on our expansion plans due to current capital market constraints. International investments are subject to unique risks and uncertainties relating to the political, social and economic structures of the countries in which we invest. Risks specifically related to investments in non-United States projects may include:

     o    fluctuations in currency valuation;

     o    currency inconvertibility;

     o    expropriation and confiscatory taxation;

     o    increased regulation; and

     o approval requirements and governmental policies limiting returns to foreign investors.

California Power Market

     The volatility in the California power market from mid-2000 through mid-2001 has produced significant unanticipated results, and as described in the following risk factors, the unresolved issues arising in that market, where 42 of our 103 power plants are located, could adversely affect our performance.

     We may be required to make refund payments to the CalPX and CAISO as a result of the California Refund Proceeding. On August 2, 2000, the California Refund Proceeding was initiated by a complaint made at the Federal Energy Regulatory Commission, or FERC, by SDG&E under Section 206 of the FPA alleging, among other things, that the markets operated by the California Independent System Operator Corporation, or CAISO, and the California Power Exchange ("CalPX") were dysfunctional. FERC established a refund effective period of October 2, 2000, to June 19, 2001 (the "Refund Period"), for sales made into those markets.

     On December 12, 2002, an Administrative Law Judge issued a Certification of Proposed Finding on California Refund Liability ("December 12 Certification") making an initial determination of refund liability. On March 26, 2003, FERC issued an order (the "March 26 Order") adopting many of the findings set forth in the December 12 Certification. In addition, as a result of certain findings by the FERC staff concerning the unreliability or misreporting of certain reported indices for gas prices in California during the Refund Period, FERC ordered that the basis for calculating a party's potential refund liability be modified by substituting a gas proxy price based upon gas prices in the producing areas plus the tariff transportation rate for the California gas price indices previously adopted in the California Refund Proceeding. We believe, based on the information that we have analyzed to date, that any refund liability that may be attributable to us could total approximately $9.9 million (plus interest, if applicable), after taking the appropriate set-offs for outstanding receivables owed by the CalPX and CAISO to Calpine. We believe we have appropriately reserved for the refund liability that by our current analysis would potentially be owed under the refund calculation clarification in the March 26 Order. The final determination of the refund liability and the allocation of payment obligations among the numerous buyers and sellers in the California markets is subject to further Commission proceedings. It is possible that there will be further proceedings to require refunds from certain sellers for periods prior to the originally designated Refund Period. In addition, the FERC orders concerning the Refund Period, the method for calculating refund liability and numerous other issues are pending on appeal before the U.S. Court of Appeals for the Ninth Circuit. At this time, we are unable to predict the timing of the completion of these proceedings or the final refund liability. Thus, the impact on our business is uncertain.

     We have been mentioned in a show cause order in connection with the FERC investigation into western markets regarding the CalPX and CAISO tariffs and may be found liable for payments thereunder. On February 13, 2002, FERC initiated an investigation of potential manipulation of electric and natural gas prices in the western United States. This investigation was initiated as a result of allegations that Enron and others used their market position to distort electric and natural gas markets in the West. The scope of the investigation is to consider whether, as a result of any manipulation in the short-term markets for electric energy or natural gas or other undue influence on the wholesale markets by any party since January 1, 2000, the rates of the long-term contracts subsequently entered into in the West are potentially unjust and unreasonable. On August 13, 2002, the FERC staff issued the Initial Report on Company-Specific Separate Proceedings and Generic Reevaluations; Published Natural Gas Price Data; and Enron Trading Strategies (the "Initial Report"), summarizing its initial findings in this investigation. There were no findings or allegations of wrongdoing by Calpine set forth or described in the Initial Report. On March 26, 2003, the FERC staff issued a final report in this investigation (the "Final Report"). In the Final Report, the FERC staff recommended that FERC issue a show cause order to a number of companies, including Calpine, regarding certain power scheduling practices that may have been in violation of the CAISO's or CalPX's tariff. The Final Report also recommended that FERC modify the basis for determining potential liability in the California Refund Proceeding discussed above. Calpine believes that it did not violate these tariffs and that, to the extent that such a finding could be made, any potential liability would not be material.

     On June 25, 2003, FERC issued a number of orders based on the Final Report, including the issuance of two show cause orders to certain industry participants. FERC did not subject Calpine to either of the show cause orders. FERC also issued an order directing the FERC Office of Markets and Investigations to investigate further whether market participants who bid a price in excess of $250 per MWh hour into markets operated by either the CAISO or the CalPX during the period of May 1, 2000, to October 2, 2000, may have violated CAISO and CalPX tariff prohibitions. No individual market participant was identified. We believe that we did not violate the CAISO and CalPX tariff prohibitions referred to by FERC in this order; however, we are unable to predict at this time the final outcome of this proceeding or its impact on our business.

     The energy payments made to us during a certain period under our QF contracts with PG&E may be retroactively adjusted downward as a result of a CPUC proceeding. Our qualifying facility, or QF, contracts with PG&E provide that the CPUC has the authority to determine the appropriate utility "avoided cost" to be used to set energy payments by determining the short run avoided cost ("SRAC") energy price formula. In mid-2000 our QF facilities elected the option set forth in Section 390 of the California Public Utilities Code, which provided QFs the right to elect to receive energy payments based on the CalPX market clearing price instead of the SRAC price administratively determined by the CPUC. Having elected such option, our QF facilities were paid based upon the CalPX zonal day-ahead clearing price ("CalPX Price") for various periods commencing in the summer of 2000 until January 19, 2001, when the CalPX ceased operating a day-ahead market. The CPUC has conducted proceedings (R.99-11-022) to determine whether the CalPX Price was the appropriate price for the energy component upon which to base payments to QFs which had elected the CalPX-based pricing option. No final decision has been issued to date. Therefore, it is possible that the CPUC could order a payment adjustment based on a different energy price determination. On January 10, 2001, PG&E filed an emergency motion (the "Emergency Motion") requesting that the CPUC issue an order that would retroactively change the energy payments received by QFs based on CalPX-based pricing for electric energy delivered during the period commencing during June 2000 and ending on January 18, 2001. On April 29, 2004, PG&E, the Utility Reform Network, a consumer advocacy group, and the Office of Ratepayer Advocates, an independent consumer advocacy department of the CPUC (collectively, the "PG&E Parties"), filed a Motion for Briefing Schedule Regarding True-Up of Payments to QF Switchers (the "April 2004 Motion"). The April 2004 Motion requests that the CPUC set a briefing schedule in R.99-11-022 to determine what is the appropriate price that should be paid to the QFs that had switched to the CalPX Price. The PG&E Parties allege that the appropriate price should be determined using the methodology that has been developed thus far in the California Refund Proceeding discussed above. Supplemental pleadings have been filed on the April 2004 Motion, but neither the CPUC nor the assigned administrative law judge has issued any rulings with respect to either the April 2004 Motion or the initial Emergency Motion. We believe that the CalPX Price was the appropriate price for energy payments for our QFs during this period, but there can be no assurance that this will be the outcome of the CPUC proceedings.

     The availability payments made to us under our Geysers' Reliability Must Run contracts have been challenged by certain buyers as having been not just and reasonable. CAISO, California Electricity Oversight Board, Public Utilities Commission of the State of California, PG&E, SDG&E, and Southern California Edison Company (collectively referred to as the "Buyers Coalition") filed a complaint on November 2, 2001 at FERC requesting the commencement of a FPA
Section 206 proceeding to challenge one component of a number of separate settlements previously reached on the terms and conditions of "reliability must run" contracts ("RMR Contracts") with certain generation owners, including Geysers Power Company, LLC, which settlements were also previously approved by FERC. RMR Contracts require the owner of the specific generation unit to provide energy and ancillary services when called upon to do so by the ISO to meet local transmission reliability needs or to manage transmission constraints. The Buyers Coalition has asked FERC to find that the availability payments under these RMR Contracts are not just and reasonable. Geysers Power Company, LLC filed an answer to the complaint in November 2001. On June 3, 2005, FERC dismissed the complaint brought by the Buyers Coalition. The Buyers Coalition may appeal FERC's order, but it has not yet done so.

Government Regulation

     We are subject to complex government regulation which could adversely affect our operations. Our activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities and oil and gas exploration and production require numerous permits, approvals and certificates from appropriate foreign, federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we believe that we have obtained the requisite approvals and permits for our existing operations and that our business is operated in accordance with applicable laws, we remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. Existing laws and regulations may be revised or reinterpreted, or new laws and regulations may become applicable to us that may have a negative effect on our business and results of operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects, and completed facilities may not comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain and maintain permits. If a project is unable to function as planned due to changing requirements or local opposition, it may create expensive delays, extended periods of non-operation or significant loss of value in a project.

     Environmental regulations have had and will continue to have an impact on our cost of doing business and our investment decisions. For example, the existing market-based cap-and-trade emissions allowance system in Texas requires operators to either reduce NOx emissions or purchase additional NOx allowances in the marketplace. Rather than purchase additional allowances, we have chosen to install additional NOx emission controls as part of a $31 million steam capacity upgrade at our Texas City facility and to retrofit our Clear Lake, Texas facility with similar technology at a cost of approximately $17 million. These new emission control systems will allow us to meet our thermal customers' needs while reducing the need to purchase allowances for our facilities in Texas.

     Our operations are potentially subject to the provisions of various energy laws and regulations, including PURPA, PUHCA, the FPA, and state and local regulations. PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides QFs (as defined under PURPA) and owners of QFs exemptions from certain federal and state regulations, including rate and financial regulations. The FPA regulates wholesale sales of power, as well as electric transmission in interstate commerce.

     Under current federal law, we are not subject to regulation as a holding company under PUHCA, and will not be subject to such regulation as long as the plants in which we have an interest (1) qualify as QFs, (2) are subject to another exemption or waiver or (3) are owned or operated by an EWG under the Energy Policy Act of 1992. In order to be a QF, a facility must be not more than 50% owned by one or more electric utility companies, electric utility holding companies, or any combination thereof. Generally, any geothermal power facility which produces not more than 80 MW of electricity and meets PURPA ownership requirements qualifies for QF status. In addition, a QF that is a cogeneration facility, such as the plants in which we currently have interests, must produce electricity as well as thermal energy for use in an industrial or commercial process in specified minimum proportions. The QF also must meet certain minimum energy efficiency standards.

     If any of the plants in which we have an interest lose their QF status or if amendments to PURPA are enacted that substantially reduce the benefits currently afforded QFs, we could become a public utility holding company, which could subject us to significant federal, state and local regulation, including rate regulation. If we become a holding company, which could be deemed to occur prospectively or retroactively to the date that any of our plants loses its QF status, all of our other QF power plants could lose QF status because, under FERC regulations, no more than 50% of a QF's equity can be owned by an electric utility, electric utility holding company, or any combination thereof. In addition, a loss of QF status could, depending on the particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. If a power purchaser were to cease taking and paying for electricity, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. Such events could adversely affect our ability to service our indebtedness. See "Item 1 -- Business -- Government Regulation -- Federal Energy Regulation -- Federal Power Act Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2004. A cogeneration QF could lose its QF status if it does not continue to meet FERC's operating and efficiency requirements. Such possible loss of QF status could occur, for example, if the QF's steam host, typically an industrial facility, fails for operating, permit or economic reasons to use sufficient quantities of the QF's steam output. We cannot assure you that all of our steam hosts will continue to take and use sufficient quantities of their respective QF's steam output.

     In light of the experiences in the California electricity and natural gas markets in 2000 and 2001, and the PG&E and Enron bankruptcy filings in 2001, among other events in recent years, there are a number of federal legislative and regulatory initiatives that could result in changes in how the energy markets are regulated. For example, Congress has considered proposed legislation that would repeal PUHCA, and would amend PURPA, among other ways, by, in certain circumstances, limiting its mandatory purchase obligation to existing contracts. We do not know whether these legislative or regulatory initiatives will be adopted or, if adopted, what form they may take. We cannot provide assurance that any legislation or regulation ultimately adopted would not adversely affect our existing projects.

     In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access to electric utilities' transmission and distribution systems for IPPs and electricity consumers. However, in light of the circumstances in the California electricity and natural gas markets and the bankruptcies of both PG&E and Enron, the pace and direction of further deregulation at the state level in many jurisdictions is uncertain. See "-- California Power Market."

Other Risk Factors

     We depend on our management and employees. Our success is largely dependent on the skills, experience and efforts of our people. While we believe that we have excellent depth throughout all levels of management and in all key skill levels of our employees, the loss of the services of one or more members of our senior management or of numerous employees with critical skills could have a negative effect on our business, financial conditions and results of operations and future growth. We have an employment agreement with our Chief Executive Officer.

     Seismic disturbances could damage our projects. Areas where we operate and are developing many of our geothermal and gas-fired projects are subject to frequent low-level seismic disturbances. More significant seismic disturbances are possible. Our existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and we believe we maintain adequate insurance protection. However, earthquake, property damage or business interruption insurance may be inadequate to cover all potential losses sustained in the event of serious seismic disturbances. Additionally, insurance for these risks may not continue to be available to us on commercially reasonable terms.

     Our results are subject to quarterly and seasonal fluctuations. Our quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including:

     o    seasonal variations in energy prices;

     o    variations in levels of production;

     o    the timing and size of acquisitions; and

     o    the completion of development and construction projects.

     Additionally, because we receive the majority of capacity payments under some of our PSAs during the months of May through October, our revenues and results of operations are, to some extent, seasonal.

     The ultimate outcome of the legal proceedings relating to our activities cannot be predicted. Any adverse determination could have a material adverse effect on our financial condition and results of operations. We are party to various litigation matters arising out of the normal course of business, the more significant of which are summarized in Note 25 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004, and in Note 11 of the Notes to Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference herein. These matters include securities class action lawsuits, such as Hawaii Structural Ironworkers Pension Fund v. Calpine et al., which relate to our April 2002 equity offering and also named the underwriters of that offering as defendants.

     Harbert Distressed Investment Master Fund, Ltd. has brought a suit against us and certain of our subsidiaries that alleges violations or potential violations of certain Nova Scotia and Canadian laws in connection with certain financing transactions and in connection with the proposed sale of the Saltend Energy Centre. The Harbert Fund, which holds two series of notes issued by one of our subsidiaries and guaranteed by us, seeks interim and permanent injunctive relief freezing, or tracing and returning to Calpine Canada Resources Company, the indirect parent company of the owner of the Saltend Energy Centre, assets, including the proceeds of financing transactions and the proceeds of any sale of the Saltend Energy Centre. We have been advised by the trustee under the indenture governing the notes held by the Harbert Fund that it intends to file an application to intervene in the suit. A hearing on the merits of this suit has been scheduled for July 7 and 8, 2005.

     In April 2005, the Division of Enforcement of the SEC commenced an informal inquiry into the facts and circumstances relating to: (a) our downward revision of our proved oil and gas reserve estimates at year-end 2004 as compared to such estimates at year-end 2003, and a corresponding impairment of the value of certain assets, all previously disclosed by us, (b) certain statements made to various regulatory agencies by a terminated former employee regarding our determination of state sales and use taxes, and (c) our upward restatement in April 2005 of our previously disclosed net income for the third quarter, and the first three quarters, of 2004. We are fully cooperating with this informal inquiry. The ultimate outcome of this inquiry cannot presently be determined, however, it is possible that the SEC could conclude that our estimate of continuing proved reserves, as revised, requires further downward revision, or could require that we take other actions.

     The ultimate outcome of each of these matters cannot presently be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated presently for every case. The liability we may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result, these matters may potentially be material to our business or to our financial condition and results of operations.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired.

      Not Applicable

(b) Pro Forma Financial Information.

      Not Applicable

(c) Exhibits.

      99.1 Press Release dated June 23, 2005, regarding the Company's 7 3/4% Contingent Convertible Notes due 2015

      99.2 Press Release dated June 24, 2005, regarding the redemption of the HIGH TIDES III preferred securities

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CALPINE CORPORATION

                                       By: /s/ Charles B. Clark, Jr.
                                           ------------------------------------
                                           Charles B. Clark, Jr.
                                           Senior Vice President and Controller
                                           Chief Accounting Officer


Date: June 30, 2005

                                    EXHIBITS

     99.1 Press Release dated June 23, 2005, regarding the Company's 7 3/4% Contingent Convertible Notes due 2015

     99.2 Press Release dated June 24, 2005, regarding the redemption of the HIGH TIDES III preferred securities



EXHIBIT 99.1.


NEWS RELEASE
                                                       CONTACTS:  (408) 995-5115
                                    Media Relations: Katherine Potter, Ext. 1168
                                     Investor Relations: Rick Barraza, Ext. 1125


                         Calpine Closes $650 Million of
                      Contingent Convertible Notes Due 2015

        Proceeds to be Used to Redeem HIGH TIDES III and Repurchase Debt

     (SAN JOSE, Calif.) / PR Newswire - First Call / June 23, 2005 - Calpine Corporation [NYSE:CPN] has received funds for its registered public offering of $650 million of contingent convertible notes due 2015. The notes will pay interest at a rate of 7 3/4% and will be convertible into cash and into shares of Calpine common stock at a price of $4.00 per share, which represents a 29% premium over the New York Stock Exchange closing price of $3.10 per Calpine common share on June 17, 2005. Upon conversion of the notes, Calpine will deliver the applicable current principal value in cash and any additional value in Calpine common shares.

     Calpine expects to use approximately $402.5 million of the net proceeds from the convertible notes offering towards the redemption in full of its HIGH TIDES III preferred securities. The company will use the remaining net proceeds to repurchase a portion of the outstanding principal amount of its 8 1/2% senior unsecured notes due 2011.

     Goldman, Sachs & Co. is the sole manager of the offering. A copy of the final prospectus supplement relating to the offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department at 85 Broad Street, New York, NY 10004.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     A  major  power  company,   Calpine  Corporation   supplies  customers  and
communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states, three Canadian provinces and in the United Kingdom. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) unscheduled outages of operating plants; (iv) a competitor's development of lower cost generating gas-fired power plants; (v) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (vi) other risks identified from time-to-time in the Company's reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2004 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which can also be found on the Company's website at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.

EXHIBIT 99.2.


NEWS RELEASE
                                                       CONTACTS:  (408) 995-5115
                                    Media Relations: Katherine Potter, Ext. 1168
                                     Investor Relations: Karen Bunton, Ext. 1121


                        Calpine to Redeem HIGH TIDES III

     (SAN JOSE, Calif.), /PR Newswire - First Call/ June 24, 2005 - Calpine Corporation [NYSE: CPN] today announced that it has called for redemption all of the outstanding 5% HIGH TIDES III preferred securities. There is currently outstanding $402.5 million of HIGH TIDES III not held by Calpine. The redemption date for the HIGH TIDES III preferred securities is July 13, 2005. The redemption price per each $50 principal amount of HIGH TIDES III is $50 plus accrued and unpaid distributions to the redemption date in the amount of $0.50. Upon completion of this redemption, no further series of HIGH TIDES will be outstanding.

     Upon deposit of the redemption price with The Depository Trust Company, all rights of Holders of the HIGH TIDES III will cease, except the right of such Holders to receive the redemption price, and such HIGH TIDES III will cease to be outstanding.

     In connection with the redemption of the HIGH TIDES III, the entire outstanding principal amount of Calpine's convertible subordinated debentures held by Calpine Capital Trust III will also be redeemed and will cease to be outstanding.

     A  major  power  company,   Calpine  Corporation   supplies  customers  and
communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states, three Canadian provinces and in the United Kingdom. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit www.calpine.com.